UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ENCORE CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENCORE CAPITAL GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2014

To Our Stockholders:

We cordially invite you to attend the 2014 annual meeting of stockholders of Encore Capital Group, Inc. Our annual meeting will be held at the JW Marriott Essex House New York, 160 Central Park South, New York, NY 10019, on June 5, 2014, at 10:00 a.m. Eastern time. The annual meeting is being held for the following purposes:

1.	To elect seven directors, each for a term of one year;

2.	To approve, in a non-binding vote, the compensation of our named executive officers;

3.	To recommend, in a non-binding vote, whether a resolution that a non-binding stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years;

4.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To transact such other business that may properly come before the meeting.

As resolved by our Board of Directors, stockholders of record at the close of business on April 14, 2014 are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.

We have enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which includes our audited consolidated financial statements.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, are available at http://phx.corporate-ir.net/phoenix.zhtml?c=115920&p=irol-proxy.

Your vote is important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

By Order of the Board of Directors,

Kenneth A. Vecchione

Chief Executive Officer

April 22, 2014

San Diego, California

Questions About the Meeting	1
What is the purpose of the annual meeting?	1
Who is entitled to vote?	1
Who can attend the meeting?	1
What constitutes a quorum?	1
How do I vote by proxy before the meeting?	2
May I vote my shares in person at the meeting?	2
What if I submit a proxy and then change my mind?	2
What are the Board’s recommendations for how I should vote my shares?	2
What vote is required to approve each item?	3
Can I exercise rights of appraisal or other dissenters’ rights?	3
Who pays for the cost of this proxy solicitation?	3
How many annual reports and proxy statements are delivered to the same address?	3
Corporate Governance	5
Board Meetings	5
Standing Committees	5
Other Corporate Governance Matters	8
Election of Directors (Proposal No. 1)	11
General	11
Required Vote	11
Director Nominees	11
Executive Officers	13
Executive Compensation and Other Information	15
Compensation Discussion and Analysis	15
Compensation Committee Interlocks and Insider Participation	32
Compensation Committee Report	33
Risks Related to Compensation Policies and Practices	34
2013 Summary Compensation Table	35
2013 Grants of Plan-Based Awards	37
2013 Outstanding Equity Awards at Fiscal Year-End	38
2013 Option Exercises and Stock Vested	40
2013 Non-Qualified Deferred Compensation	41
Potential Payments Upon a Termination or Change in Control	43
Compensation of Directors	47
Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers (Proposal No. 2)	49
Proposal	49
Required Vote	49
Non-Binding Vote to Approve the Frequency of Non-Binding Stockholder Vote on the Compensation of the Company’s Named Executive Officers (Proposal No. 3)	50
Proposal	50
Required Vote	50
Certain Relationships and Related Transactions	51
Security Ownership of Principal Stockholders and Management	52
Equity Compensation Plan Information	55
Section 16(a) Beneficial Ownership Reporting Compliance	55
Ratification of Selection of Independent Registered Public Accounting Firm (Proposal No. 4)	56
Proposal	56
Required Vote	56
Independent Registered Public Accounting Firm	57
Audit and Non-Audit Fees	57
Approval of Independent Registered Public Accounting Firm Services and Fees	57
Report of the Audit Committee	58

Stockholder Proposals and Nominations	59
Additional Information	59
Annual Report on Form 10-K	59
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 5, 2014	59
Other Matters	60

ENCORE CAPITAL GROUP, INC.

3111 CAMINO DEL RIO NORTH, SUITE 1300

SAN DIEGO, CALIFORNIA 92108

(877) 445-4581

PROXY STATEMENT

This proxy statement relates to the 2014 annual meeting of stockholders of Encore Capital Group, Inc. (“Encore” or the “Company”), to be held at the JW Marriott Essex House New York, 160 Central Park South, New York, NY 10019, on June 5, 2014 at 10:00 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors (our “Board”), and is first being mailed to stockholders entitled to vote at the meeting on or about April 25, 2014.

QUESTIONS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (i) the election of seven directors, (ii) the approval, by non-binding vote, of the compensation of our named executive officers, (iii) the recommendation, by non-binding vote, of the frequency of the non-binding stockholder vote on the compensation of our named executive officers, and (iv) the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm. Our management will report on Encore’s progress and respond to questions from stockholders. In addition, representatives of BDO USA, LLP will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 14, 2014, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

At the close of business on the record date, April 14, 2014, there were 25,681,471 outstanding shares of our common stock, each of which is entitled to cast one vote.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to attend the annual meeting and to vote in person, please call Encore’s Investor Relations representative at (877) 445-4581.

What constitutes a quorum?

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?

Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company:

•	By internet at www.voteproxy.com;

•	By telephone at 1-800-PROXIES (1-800-776-9437) if you are calling from the United States or Canada or at 1-718-921-8500 for international callers; or

•	By mail, if you received a printed copy of the proxy materials, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the internet and by telephone. Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares in person at the meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?

You may revoke your proxy at any time before it is exercised:

•	By filing with the Corporate Secretary of Encore a notice of revocation;

•	By sending in another duly executed proxy bearing a later date; or

•	By attending the meeting and casting your vote in person.

What are the Board’s recommendations for how I should vote my shares?

If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:

Proposal 1 – FOR the election of the nominated slate of directors for a term of one year.

Proposal 2 – FOR, in a non-binding vote, the compensation of our named executive officers.

Proposal 3 – FOR, in a non-binding vote, the recommendation that a resolution that a non-binding stockholder vote to approve the compensation of our named executive officers should occur every year.

Proposal 4 – FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The seven nominees who receive the most votes will be elected to our Board. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Abstentions and broker non-votes will have the same effect. Notwithstanding the foregoing, we have adopted a Majority Voting Policy that is described on page 10 of this proxy statement.

Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on this non-binding vote.

Non-Binding Vote to Recommend the Frequency of A Non-Binding Stockholder Vote to Approve the Compensation of the Company’s Named Executive Officers. You may vote in favor of holding future non-binding votes on the compensation of the Company’s named executive officers every year, every two years or every three years, or you may choose to abstain. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on this non-binding vote.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote on any matter presented for stockholder approval, the effect of an abstention will be the same as a vote against a proposal.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I exercise rights of appraisal or other dissenters’ rights?

No. Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the annual meeting.

Who pays for the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and regular employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?

If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (i) call Encore at (877) 445-4581 or (ii) mail a request to receive separate copies to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 1300, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

CORPORATE GOVERNANCE

Board Meetings

The Board met 10 times during 2013 and otherwise acted by unanimous written consent. Each director nominee who served on the Board in 2013 attended at least 75% of the total number of meetings held by the Board. Each director nominee who served on the Board in 2013 attended all meetings of committees on which such director served during the period he was a director in 2013.

Standing Committees

Throughout 2013, the Board maintained standing Audit, Compensation and Nominating Committees. In March 2014, the Nominating Committee approved revisions to its written charter to expand the committee’s role to explicitly include corporate governance oversight. The Board has adopted the revised charter, resulting in a standing Nominating and Corporate Governance Committee. The current members of our Board and the composition of the Board’s standing committees are reflected in the table below. George Lund and H Ronald Weissman will not stand for re-election at the 2014 annual meeting.

Name	Audit	Compensation	Nominating and Corporate Governance
George Lund
Willem Mesdag			X (Chair)
Laura Newman Olle	X
Francis E. Quinlan	X (Chair)		X
Norman R. Sorensen		X (Chair)	X
Richard J. Srednicki		X
J. Christopher Teets	X	X
Kenneth A. Vecchione
H Ronald Weissman	X	X

Our Board has adopted written charters for the Audit, Compensation and Nominating and Corporate Governance Committees, and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The Compensation and Nominating and Corporate Governance Committees assess the adequacy of their charters from time to time, and the Audit Committee assesses the adequacy of its charter annually. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee met six times during 2013 and otherwise acted by unanimous written consent.

In performing its duties, the Audit Committee:

•	appoints and reviews the performance of our independent registered public accounting firm;

•	approves audit and non-audit fees;

•	reviews and evaluates our financial statements, accounting principles and system of internal controls regarding finance, accounting, legal compliance and ethical behavior;

•

supports the Board by primarily overseeing those risks that may directly or indirectly affect the Company’s financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements;

•	reviews and approves related person transactions; and

•	considers other appropriate matters regarding our financial affairs.

Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering all of our equity-based plans and periodically reviewing compensation and equity-based plans, with authority to adopt such plans. The Compensation Committee met nine times during 2013 and otherwise acted by unanimous written consent.

Among other things, the Compensation Committee has the authority and responsibility under its charter to:

•	periodically review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;

•	annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer;

•

annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of all executive officers to satisfy the Compensation Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	recommend the compensation and benefits for non-employee directors; and

•

consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and key consultants may be participants, including, but not limited to: (a) approving restricted stock grants, including restricted stock awards (“RSAs”), performance stock awards (“PSAs”), restricted stock unit awards (“RSUs”), performance stock unit awards (“PSUs”), stock option grants and/or other awards; (b) interpreting the plans; (c) determining rules and regulations relating to the plans; (d) modifying or canceling existing grants or awards; and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

The Compensation Committee sets performance goals and objectives for the executive officers, evaluates their performance with respect to those goals, sets the executive officers’ compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors. All decisions with respect to executive and director compensation are approved by the Compensation Committee.

The CEO is not present when the Compensation Committee reviews and establishes the compensation, benefits and perquisites of the CEO. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.

The Compensation Committee approves all grants of equity-based awards, except those awards for the Company’s employees at the vice president level or below, which approval authority has been delegated to the CEO by the Compensation Committee. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from management, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.

Outside Consultants. The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. Beginning in 2011, the Compensation Committee engaged the law firm of Vedder Price, P.C. (“Vedder Price”) to provide comprehensive legal and executive compensation consulting advice. A more detailed description of Vedder Price’s activities for the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee. As described above, in March 2014, the Nominating Committee approved revisions to its written charter to expand the committee’s role to explicitly include corporate governance oversight. The Board has adopted the revised charter, resulting in a standing Nominating and Corporate Governance Committee. The function of the Nominating and Corporate Governance Committee is to consider and recommend qualified candidates for election as directors of the Company, to make recommendations to the Board regarding the size and composition of the Board and to develop and recommend to the Board matters related to corporate governance. The Nominating Committee met twice in 2013. The Nominating Committee did not otherwise act by unanimous written consent during 2013.

Among other things the Nominating and Corporate Governance Committee has the authority and responsibility under its charter to:

•	make recommendations to the Board concerning the size and composition of the Board;

•	identify, screen and evaluate proposed candidates for the Board;

•	to the extent deemed appropriate, retain third party search firms or other advisors to identify and evaluate director nominee candidates;

•	annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee;

•	recommend to the Board a process to review the effectiveness of the Board and its members, and to oversee that review process;

•	develop and recommend to the Board a succession plan for the CEO role, and periodically to review that succession plan; and

•	make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Board’s other committees.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees to serve on the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. The Nominating and Corporate Governance Committee or the Board decides whether or not to nominate a member for re-election based on considerations, including, but not limited to, the value of continuity of service by existing members of the Board and the desired size and composition of the Board. The Nominating and Corporate Governance Committee may from time to time identify new nominees for the Board based on the desired skills and experience of a new nominee in light of the criteria described below. Current members of the Nominating and Corporate Governance Committee, the Board and management are polled for suggestions as to individuals meeting the desired criteria. Third party search firms or other advisors may also be retained to identify qualified individuals. In 2013, the Nominating and Corporate Governance Committee engaged Crist/Kolder Associates to assist it with its efforts to identify new candidates to serve on our Board. The search process culminated in the nomination and appointment of Ms. Olle and Mr. Srednicki to our Board in February 2014.

We do not have a formal diversity policy, but the Nominating and Corporate Governance Committee does consider a broad range of factors in evaluating prospective director nominees, including the following:

•	the appropriate size of the Board;

•

a candidate’s knowledge, skills and experience, including experience in business, finance, strategic vision, accounting or administration, in light of prevailing business conditions, the needs of the Company and the knowledge, skills and experience already possessed by other members of the Board;

•	whether a candidate is “independent,” as defined by NASDAQ Listing Rules and other applicable rules, and whether circumstances exist that may create the appearance of a conflict of interest;

•	a candidate’s familiarity with accounting rules and practices applicable to our business;

•	a candidate’s character, integrity and reputation for working constructively with others;

•	whether a candidate has sufficient time available to devote to the duties of a director of the Company;

•

the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance;

•	the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and

•	recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members and retirement of current members.

The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.

The Nominating and Corporate Governance Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. We consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 3111 Camino Del Rio North, Suite 1300, San Diego, CA 92108. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, must contain information relating to the business experience and background of the nominee and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.

Other Corporate Governance Matters

Director Independence. The Board has determined that all members of the Board other than Mr. Vecchione and George Lund (who will not stand for re-election at the 2014 annual meeting) are “independent directors” within the meaning of NASDAQ listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and significant stockholders. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has determined that each member of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees is independent (or similarly designated) based on the Board’s application of the standards of NASDAQ, the Securities and Exchange Commission (the “SEC”) or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.

Audit Committee Financial Expert. The Board has determined that each of the members of the Audit Committee who will stand for re-election at the 2014 annual meeting (Ms. Olle, Mr. Quinlan and Mr. Teets) qualifies as an “audit committee financial expert,” as defined in SEC regulations, and also possesses the financial sophistication and requisite experience as required under NASDAQ Listing Rules.

Board Leadership Structure. The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for the Company at any given point in time. Currently, we separate the roles of non-executive Chairman and CEO. The Board believes that having a separate non-executive Chairman and CEO provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both the non-executive Chairman and CEO.

Our non-executive Chairman, Willem Mesdag, provides overall leadership to the Board in its oversight function. Our CEO, Kenneth A. Vecchione, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. We believe the separation of offices ensures the independence of the Board and allows Mr. Mesdag to focus on managing Board matters and Mr. Vecchione to focus on managing our business. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with the Company’s business and industry and promotes open communication between management and our directors. The CEO provides advice and recommendations to the full Board for the Board’s consideration. The Board’s role in the risk oversight process has no effect on its leadership structure.

Code of Ethics. The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers of the Company, including our principal executive officer and our principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by NASDAQ Listing Rules to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Risk Oversight. Our Board is actively involved in oversight and review of the Company’s risk management efforts, either directly or through its standing committees. Assessing and managing risk and communicating risks to the Board is the responsibility of the Company’s Chief Risk Officer. In 2010, the Company’s management implemented an Enterprise Risk Management (“ERM”) program, led by certain officers of the Company, including Paul Grinberg, our Chief Financial Officer (“CFO”), with oversight from the Board. The ERM program was established to identify and evaluate key business risks within the financial, operational, regulatory and strategic areas of the Company and to develop risk monitoring processes and response strategies to transfer, avoid, reduce or accept individual risks as appropriate. Additionally, the ERM program assists management in determining appropriate risk tolerance levels that balance risk mitigation with opportunities to create stockholder value. In 2011, the Company hired a Chief Risk Officer who now reports to Gregory L. Call, our Senior Vice President, General Counsel and Corporate Secretary. The Chief Risk Officer administers the ERM program and provides regular reports to the Board and the Audit Committee regarding the ERM program’s risk identification, management and mitigation strategy recommendations.

While the Board has retained the responsibility for general oversight of risks and of our ERM program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee primarily oversees those risks that may directly or indirectly affect our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements, while the Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices. Each standing committee provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting. Additionally, each Board committee is composed of all independent directors, and all directors are actively involved in the risk oversight function.

Communications with Directors. We have not adopted a formal process for stockholder communications with the Board. Given our size, the Board does not deem it necessary to formally adopt a written policy regarding stockholder communications. Stockholders, however, can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 1300, San Diego, CA

92108, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Outside Advisors. The Compensation Committee has engaged Vedder Price to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of Vedder Price pursuant to SEC rules and determined that Vedder Price is independent and its work for the Compensation Committee does not raise any conflict of interest. In addition, the Nominating and Corporate Governance Committee engaged Crist/Kolder Associates to assist it with its efforts to identify new candidates to serve on our Board. The search process culminated in the nomination and appointment of Ms. Olle and Mr. Srednicki to our Board in February 2014.

Executive Sessions of Independent Directors. Independent Board members meet without management present following regularly scheduled Board meetings.

Policy Regarding Directors’ Attendance at Annual Meetings. We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors who was a director at the time attended the 2013 annual meeting.

Majority Voting Policy. The Company has adopted a Majority Voting Policy, which states that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from election than votes “for” such election shall promptly tender a resignation to the Board for consideration.

The Nominating and Corporate Governance Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (i) accepting the resignation, (ii) maintaining the director but addressing the underlying cause of the “withheld” votes, (iii) determining not to renominate the director in the future, (iv) rejecting the resignation or (v) any other action the Nominating and Corporate Governance Committee deems to be appropriate and in the best interests of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating and Corporate Governance Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds of the directors and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC or the NASDAQ Stock Market.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote.

Following the Board’s decision on the Nominating and Corporate Governance Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.

Except in certain special circumstances, any director who tenders a resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

General

Our Board currently consists of nine members, each with a term expiring at the 2014 annual meeting. The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has nominated, the following seven incumbent directors for election at the 2014 annual meeting: Kenneth A. Vecchione, Willem Mesdag, Laura Newman Olle, Francis E. Quinlan, Norman R. Sorensen, Richard J. Srednicki and J. Christopher Teets. George Lund and H Ronald Weissman will not stand for re-election at the 2014 annual meeting.

In the event that any nominee named below is unable or declines to serve as a director, the Board may change the number of seats on the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

Required Vote

Subject to the Majority Voting Policy described above, if a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR election of each of the director nominees.

Director Nominees

Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
Kenneth A. Vecchione	59	President, Chief Executive Officer and Director
Willem Mesdag	60	Non-Executive Chairman and Director
Laura Newman Olle	61	Director
Francis E. Quinlan	65	Director
Norman R. Sorensen	68	Director
Richard J. Srednicki	66	Director
J. Christopher Teets	41	Director

KENNETH A. VECCHIONE. Mr. Vecchione has served as our President since April 2013 and our President and Chief Executive Officer since May 2013. Prior to joining the Company, Mr. Vecchione served as the President and Chief Operating Officer of Western Alliance Bancorp., a publicly traded bank holding company, from April 2010 to April 2013. Mr. Vecchione served as the Chief Financial Officer of Apollo Global Management, L.P., a private equity firm, from November 2007 to March 2010. He also served as Vice Chairman and Chief Financial Officer of MBNA Corporation and as Chief Financial Officer at AT&T Universal Card, First Data Corp Merchant Group and Citicorp Credit Card Services. Mr. Vecchione has served as a director of Western Alliance Bancorp. since October 2007 and as chairman of Western Alliance Bank, its wholly-owned subsidiary, since January 1, 2014. Mr. Vecchione also serves as a director of International Securities Exchange and is a director of the Federal Home Loan Bank of San Francisco. Mr. Vecchione is a graduate of SUNY at Albany. Mr. Vecchione’s qualifications to serve on the Board include his extensive experience in the financial services industry and service on other financial industry boards, and his strong background in executive leadership and strategic planning.

WILLEM MESDAG. Mr. Mesdag has served as a director since May 2007. He is the Managing Partner of Red Mountain Capital Partners LLC, an investment advisor, and is President of Red Mountain Capital Management, Inc., its Managing Member. Prior to founding Red Mountain in 2005, he was an investment banker at Goldman, Sachs & Co. and a securities lawyer at Ballard, Spahr, Andrews & Ingersoll. He joined Goldman, Sachs & Co. in 1981 and was made a General Partner in 1990. Mr. Mesdag holds a bachelor’s degree from Northwestern University and a Juris Doctor degree from the Cornell Law School. He serves as a director of Nature’s Sunshine Products, Inc. and Destination XL Group, Inc., both of which are public companies. He also serves as a director of Davis Petroleum Acquisition Corp. and Cardiovax, Inc., which are private companies. He previously served on the boards of Cost Plus, Inc., 3i Group plc and Skandia Group AB, all of which were public companies. Mr. Mesdag’s qualifications to serve on the Board include his public and private company board service as well as his career as an investment banker and securities lawyer, through which he has extensive experience providing strategic and financial advisory services to complex organizations in the consumer credit and financial services industry with significant international operations.

LAURA NEWMAN OLLE. Ms. Olle was appointed as a director on February 20, 2014, effective February 26, 2014. Ms. Olle retired from Capital One Financial Corporation, a publicly traded bank holding company specializing in credit cards, home loans, auto loans, banking and savings products, in 2007, where she served as chief enterprise risk officer. She joined Capital One in 1999 as senior vice president of Information Technology Systems Development. Prior to Capital One, Ms. Olle served as senior vice president of Information Systems and Services at Freddie Mac. She has also previously held key information technology positions at the Marriott Corporation and worked as a management consultant at Arthur Young and Company. Ms. Olle is a former Certified Public Accountant. Ms. Olle’s qualifications to serve on the Board include broad experience developing and overseeing enterprise risk management and information technology programs at complex financial institutions.

FRANCIS E. QUINLAN. Brigadier General Francis E. Quinlan, United States Marine Corps Reserve (Ret.) has served as a director since September 2011. General Quinlan has practiced law for nearly thirty years, most recently at Newmeyer & Dillion LLP since May 2011. Before entering the practice of law he was an agent with the Federal Bureau of Investigation. As a reserve officer he performed active duty in command positions at the Squadron, Air Group, Air Wing, Marine Expeditionary Force and Joint Force levels of the United States Marine Corps. He has served for 12 years as a board director and chairman of the audit committee of Irvine Company LLC; is founding audit committee chairman and former member of the Board of Directors of the California State Compensation Insurance Fund; and is the chairman of the audit committees of Santa Fe Trust, Inc. and its sister company, Independent Trust Company of America, LLC. Prior to joining the Board he served on the audit committee of Convoke Systems, Inc., an entity that provides software services to the debt buying industry. He is Emeritus General Counsel and former audit committee chairman of the Marine Corps University Foundation, Inc. Board of Trustees. Mr. Quinlan holds a Master of Laws in Taxation, has represented major financial institutions in matters ranging from governance and compliance to cyber security and has conducted and directed complex financial, tax, Foreign Corrupt Practices Act, internal fraud and national security investigations in his civilian and military careers. His additional qualifications to serve on the Board include financial forensic accounting training with the Federal Bureau of Investigation, completion of information operations, cyber security and inter-agency professional schools at the national level and corporate network security programs involving multi-national enterprises.

NORMAN R. SORENSEN. Mr. Sorensen has served as a director since December 2011. Mr. Sorensen is former Chairman of the International Insurance Society. Previously, he was Chairman of the International Advisory Council of Principal Financial Group. He was Chairman of Principal International, serving from 2011 to 2012, and President and CEO of International Asset Management and Accumulation of the Principal Financial Group, serving from 2001 to 2011. He has served as Executive Vice President of both Principal Financial Group, Inc. and Principal Life Insurance Company since 2007, as well as held a number of other senior management positions since 1998. Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He is also a former Chairman of DE Master Blenders, a Senior Advisor to Deloitte,

LLP and a Senior Advisor to Prudential PLC. Mr. Sorensen’s qualifications to serve on the Board include his experience as an executive officer of an international financial services and asset management company, with responsibility over international operations and oversight over asset management and financial services functions and multiple divisional chief financial officers. He has also served as an executive officer of several publicly traded companies.

RICHARD J. SREDNICKI. Mr. Srednicki was appointed as a director on February 20, 2014, effective February 26, 2014. Mr. Srednicki retired from JPMorgan Chase & Co., a publicly traded multinational banking and financial services holding company, in 2007 following seven years as chief executive officer of Chase Card Services and a member of the JPMorgan Chase Operating and Executive Committees. Prior to Chase Card Services, he was president of the Home Services Division at Sears Roebuck & Co., president of AT&T Universal Card Services, general manager of Citibank Germany, general manager of Citibank Card Services USA and a senior product manager at Colgate Palmolive Company. Until recently, he was a board member of Alliance Bank of Arizona and the Affinion Group, Inc. Mr. Srednicki’s qualifications to serve on the Board include his substantial experience in the financial services industry and service on other financial industry boards.

J. CHRISTOPHER TEETS. Mr. Teets has served as a director since May 2007. Mr. Teets is a Partner of Red Mountain Capital Partners LLC, an investment advisor. Mr. Teets also serves as a director of Air Transport Services Group, Inc. and Marlin Business Services Corp., both of which are public companies. Prior to joining Red Mountain in 2005, Mr. Teets was an investment banker at Goldman Sachs & Co. Mr. Teets’ qualifications to serve on the Board include his broad experience in capital markets, providing strategic and financial advisory services and serving as a public company director.

EXECUTIVE OFFICERS

Set forth below is certain biographical information about each of our current executive officers. Executive officers are appointed by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
Kenneth A. Vecchione	59	President, Chief Executive Officer and Director
Paul Grinberg	53	Executive Vice President, Chief Financial Officer and Treasurer
Gregory L. Call	47	Senior Vice President, General Counsel and Corporate Secretary
Ashish Masih	48	Executive Vice President, U.S. Debt Purchasing and Operations
James A. Syran	47	Executive Vice President, New Business Integration

KENNETH A. VECCHIONE. For biographical information on Mr. Vecchione, see Election of Directors (Proposal No. 1) above.

PAUL GRINBERG. Mr. Grinberg has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2005, and he served as Secretary from June 2008 until January 2010. From September 2004 until May 2005, he served as our Senior Vice President of Finance. From May 2003 until joining the Company, Mr. Grinberg was the founder and President of Brio Consulting Group, a company that helped venture and private equity backed companies with financial strategy, M&A and related services. From May 2000 until April 2003, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies. From February 1997 until April 2000, Mr. Grinberg served as Executive Vice President and Chief Financial Officer of TeleSpectrum Worldwide,

Inc., a publicly traded company that provided outsourced call center solutions to Fortune 500 companies. From September 1983 until January 1997, Mr. Grinberg was employed at Deloitte &Touche LLP, where he served in several capacities, the most recent of which was as a partner in the firm’s Merger and Acquisition Services Group. Mr. Grinberg also serves as a director, Chairman of the audit committee, Chairman of the compensation committee and member of the nominating committee of Bank of Internet USA, an FDIC insured branchless bank. Mr. Grinberg received his bachelor’s degree in accounting from Yeshiva University in 1983 and his MBA from Columbia University in 1989, and he is a Certified Public Accountant.

GREGORY L. CALL. Mr. Call has served as our Senior Vice President, General Counsel and Corporate Secretary since September 2011. He is responsible for overseeing the Company’s legal department, the enterprise risk management and compliance functions, and the team of legal professionals supporting the Company’s internal legal collections channel. Mr. Call joined the Company in January 2010, serving as Vice President, Legal and Business Affairs. From 1999 until 2008, Mr. Call served as Vice President, General Counsel, of Gateway, Inc., the computer maker and holder of one of America’s strongest consumer brands. From 1999 until joining the Company, Mr. Call was a shareholder of New Hope Legal Center, Inc. From 1994 until 1999, Mr. Call was an associate at the law firm Milbank, Tweed, Hadley & McCoy LLP, a leading international law firm, where his practice focused on complex commercial litigation and dispute resolution. Mr. Call received his bachelor’s degree in English from Brigham Young University in 1991 and his JD, with honors, from the J. Reuben Clark Law School at Brigham Young University in 1994.

ASHISH MASIH. Mr. Masih has served as our Executive Vice President, U.S. Debt Purchasing and Operations since February 2014. He is responsible for internal call center operations, analytics, legal collections, marketing, and operations involving our Asset Acceptance subsidiary. Previously, he served as Senior Vice President, Legal Collections Operations from 2010 until February 2014. Mr. Masih joined the Company in 2009, serving as Senior Vice President, Corporate Development. From 2001 until joining the Company, Mr. Masih was employed at Capital One Financial Corporation where he held senior roles in the Collections & Recoveries functions in the credit card business and was also chief financial officer and head of analytics for a business unit of Capital One. Prior to joining Capital One, Mr. Masih was an Associate Principal at McKinsey & Company and a Manager at KPMG Consulting. Mr. Masih earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Science in Manufacturing Systems Engineering from Lehigh University and a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, New Delhi, India.

JAMES A. SYRAN. Mr. Syran has served as our Executive Vice President, New Business Integration since February 2014. He is responsible for the integration of international and U.S. new businesses. Mr. Syran joined the Company in 2006, serving as our Senior Vice President of Operations and Chief Marketing Officer until February 2014. In that role, he managed the Company’s non-legal collections operations and was the Chairman and President of the Company’s subsidiary, Midland Credit Management India Pvt Ltd. From 2000 until joining the Company, Mr. Syran previously served as Executive Vice President of Advertising.com, a privately held interactive media company. From 1995 until 1999, he served as Director, Risk and Marketing of Renaissance Bankcard Services (Orchard Bank) and, from 1992 to 1995, served as Senior Statistician at Capital One Financial. Mr. Syran holds a Bachelor of Science degree in Mathematics and a Master’s Degree in Statistics and Operations Research from Virginia Commonwealth University in Richmond, Virginia.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Executive Summary is divided into the following parts:

•	The Company’s Compensation Philosophy and Purpose;

•	2013 Named Executive Officers (“NEOs”);

•	2013 Compensation of Our NEOs;

•	2013 Performance and How It Affected 2013 NEO Compensation;

•	2014 NEO Compensation Levels;

•	Change-in-Control and Employment Termination Arrangements;

•	NEO Compensation and Employment Arrangements for 2013;

•	Other NEO Compensation Changes for 2013; and

•	NEO Compensation and Employment Changes for 2014.

The Company’s Compensation Philosophy and Purpose

The Company’s executive compensation philosophy, and the purpose of this philosophy, is to attract, retain and develop executive talent, as presented below:

•

Pay for Performance and Experience. Base salaries are commensurate with the executive’s or key employee’s experience and expertise coupled with an assessment of (i) the executive’s contribution to the Company, (ii) the responsibilities and experience of the executive, (iii) the terms of any applicable employment agreements and (iv) the recommendations of senior management. Incentive compensation is likewise tied to performance and experience.

•

Market Comparison. The Compensation Committee, with the assistance of outside consultants and/or management, periodically reviews market compensation data and other relevant information regarding total direct compensation structures, giving appropriate weight to the data from our market competitors. Our compensation programs must be competitive in order to retain our senior executives.

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Alignment with Stockholder Interests. In general, the payment of our incentive compensation is dependent upon the achievement of targeted corporate operating measures as more specifically described below. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, a portion of our executive compensation consists of equity-based incentives, including performance stock awards (“PSAs”), restricted stock awards (“RSAs), performance stock unit awards (“PSUs”), restricted stock unit awards (“RSUs”) and/or stock option grants so that executives’ interests are further aligned with the interests of our stockholders.

•

Retention. We believe that our compensation program should be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. Our equity compensation awards are designed to retain our executives and other key employees, while also accomplishing our other compensation goals and objectives.

•

Severance. To provide sufficient assurances to our executives, the Compensation Committee approved severance protection arrangements for each of our current executives, which provide for certain payments if the executive’s employment is terminated without cause or if the executive resigns for good reason.

2013 NEOs

For 2013, our named executive officers (“NEOs”) were: Kenneth A. Vecchione, President and Chief Executive Officer; Paul Grinberg, Executive Vice President, Chief Financial Officer and Treasurer; James A. Syran, Executive Vice President, New Business Integration; Ashish Masih, Executive Vice President, U.S. Debt Purchasing Operations; and Gregory L. Call, Senior Vice President, General Counsel and Corporate Secretary. Mr. J. Brandon Black, our former President and Chief Executive Officer who left the Company in May 2013, is also an NEO for 2013 in accordance with applicable SEC disclosure rules.

2013 Compensation of Our NEOs

The table shows the compensation and the compensation components we used to pay our executives who were NEOs for 2013:

Name	Annual Salary		Cash Bonuses	Incentive Stock Awards	Other	Total Compensation
Kenneth A. Vecchione President & Chief Executive Officer	$571,154	(1)	$1,428,677	27,175 PSAs granted on 6/4/2013 when the stock price was $36.43 with a grant date fair value of $1,649,975 23,571 RSAs granted on 4/15/2013 when the stock price was $28.00 and with a grant date fair value of $659,988 100,000 RSAs granted on 4/15/2013 when the stock price was $28.00 and with a grant date fair value of $2,800,000(2)	$46,533	$7,156,327

Paul Grinberg EVP, CFO and Treasurer	$435,102		$865,865	14,395 PSAs granted on 6/6/2013 when the stock price was $36.49 with a grant date fair value of $875,456 9,597 RSAs granted on 6/6/2013 when the stock price was $36.49 and with a grant date fair value of $350,195	$274,775	$2,801,393

Name	Annual Salary		Cash Bonuses	Incentive Stock Awards	Other	Total Compensation
James A. Syran EVP, New Business Integration	$303,566		$304,181	8,891 PSAs granted on 6/6/2013 when the stock price was $36.49 with a grant date fair value of $540,721 5,928 RSAs granted on 6/6/2013 when the stock price was $36.49 and with a grant date fair value of $216,313	—	$1,364,781

Ashish Masih EVP, U.S. Debt Purchasing Operations	$286,656		$321,815	8,299 PSAs granted on 6/6/2013 when the stock price was $36.49 with a grant date fair value of $504,718 5,532 RSAs granted on 6/6/2013 when the stock price was $36.49 and with a grant date fair value of $201,863	$4,375	$1,319,427

Gregory L. Call SVP, General Counsel and Corporate Secretary	$276,418		$240,000	5,716 PSAs granted on 6/6/2013 when the stock price was $36.49 with a grant date fair value of $347,628 3,810 RSAs granted on 6/6/2013 when the stock price was $36.49 and with a grant date fair value of $139,027	$4,370	$1,007,443

J. Brandon Black Former President & Chief Executive Officer	$369,531	(1)	—	—	$6,857	$376,388

(1)	Mr. Vecchione and Mr. Black were not employed for all of 2013.
(2)	Represents Mr. Vecchione’s sign-on RSAs.

Refer to our Summary Compensation Table and accompanying tables for details.

2013 Performance and How It Affected 2013 NEO Compensation

The Company had outstanding performance in 2013, similar to its performance in 2012. Early in 2014, the Company paid annual cash bonuses to our NEOs based on the Company’s achievement of a 2013 Adjusted EBITDA metric against targets established by the Compensation Committee early in 2013. This Adjusted EBITDA metric, which differs from the Adjusted EBITDA metric regularly reported by the Company, increased 36.8% for 2013, from $159.5 million in 2012 to $218.2 million in 2013. Adjusted EBITDA in this case is defined as net income before interest, taxes, depreciation and amortization, stock-based compensation expenses, portfolio amortization, discontinued operations and other one-time charges. Adjusted EBITDA is a non-GAAP financial measure that should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. The Company has provided a reconciliation of Adjusted EBITDA to reported net income under GAAP below (in thousands):

	2013	2012	2011
Net income	$73,740	$69,477	$60,958
Interest expense	$73,269	$25,564	$21,116
Provision for income taxes	$45,388	$51,754	$38,076
Depreciation and amortization	$13,547	$5,840	$4,081
Discontinued Operations	$1,740	$9,094	$(365)
Other one-time adjustments	$10,510	$(2,229)	$1,134
Adjusted EBITDA	$218,194	$159,500	$125,000

We paid the NEOs the above compensation based on the following:

Salary Paid in 2013. Mr. Vecchione’s annual base salary for 2013 was $825,000. Because his employment with the Company commenced on April 8, 2013, base salary actually paid to him in 2013 was $571,174.

In February 2013, the annual base salaries of Mr. Grinberg, Mr. Syran, Mr. Masih and Mr. Call were increased 3%, resulting in annual base salaries of $437,750, $309,000, $288,400 and $278,100, respectively.

Mr. Black’s annual base salary through his departure from the Company was $600,000. Mr. Black left his position as President, effective as of April 8, 2013, and his position as Chief Executive Officer, effective as of May 31, 2013. Base salary actually paid to Mr. Black in 2013 was $369,531.

A more detailed discussion is provided later in this Compensation Discussion and Analysis.

Annual Cash Bonus Awarded in February 2014. We have a Key Contributor Plan (“KCP”) that we use to pay annual cash bonuses to our NEOs and other senior executives. The performance metric under the KCP for 2013 was Adjusted EBITDA (described above), and the performance target was $175.5 million, which was 10.0% over actual Adjusted EBITDA achieved in 2012 of $159.5 million. Actual Adjusted EBITDA achieved for 2013 was $218.2 million or 24.4% over target.

Mr. Vecchione and Mr. Grinberg both have target annual cash bonus levels equal to 100% of their annual base salaries and actual levels based on three times the Company performance over target. Actual Adjusted EBITDA achieved for 2013 was $218.2 million, or 24.4% greater than the 2013 Adjusted EBITDA target, resulting in cash bonus payments under the KCP for Mr. Vecchione at 173% of his target bonus and Mr. Grinberg at 173% of his target bonus. Mr. Syran and Mr. Masih have annual cash bonus targets equal to 75% of their annual base salaries, and Mr. Call has an annual cash target bonus equal to 50% of his annual base salary. Cash bonus payments for Messrs. Syran, Masih and Call were 131%, 149% and 149% of their target bonuses, respectively.

In addition to the above bonuses paid under the KCP, the Compensation Committee recognized special performance for 2013 by Mr. Grinberg and Mr. Call and awarded them special recognition bonuses. Mr. Grinberg’s special recognition bonus was $107,800, reflecting the difference between his cash bonus based on his 2013 target bonus and the cash bonus he would have received if his 2013 annual bonus had been calculated based on a target of $500,000. Mr. Call’s special recognition bonus was $33,119.

Equity Grants Awarded in 2013. We report equity grants awarded to our NEOs with respect to the fiscal year when made. While equity awards have a “going-forward” long-term incentive feature to them, the size of the award generally is based on past awards and the previous year’s performance. After taking into account recommendations from the CEO and Senior Vice President of Human Resources, the Compensation Committee exercises its discretion in determining the size of the equity grants made to our NEOs.

Equity Grants Realized in 2013. Our NEOs vested in the following RSAs and/or RSUs, and exercised the following number of stock options:

Name	RSAs /RSUs Vested (shares /dollar amount)	Stock Options Exercised (shares /dollar amount)
Kenneth A. Vecchione	—	—

Paul Grinberg	24,333 / $756,820	—

James A. Syran	16,200 / $503,496	71,400 / $1,896,690

Ashish Masih	14,133 / $489,214	—

Gregory L. Call	16,000 / $629,580	—

J. Brandon Black	34,445 / $1,072,885	466,830 / $10,305,866

Retirement and Deferred Compensation. Other than a standard 401(k) plan applicable to all employees, there are no active retirement arrangements for our NEOs. Mr. Black, prior to his retirement from the Company, participated in a “frozen” deferred compensation plan that is linked to a split-dollar arrangement. The Company does not contribute to this frozen plan. Mr. Black earned $13,828 in his fully vested deferred compensation account in 2013.

Perquisites and Other Compensation. The Company provides Mr. Vecchione a monthly housing allowance of $5,000 and provides Mr. Grinberg a monthly commuting allowance of $8,500. The Company also offers an executive health screening program whereby our executives may obtain a comprehensive physical examination once every two years. In 2013, Mr. Vecchione received an annual housing allowance of $45,000 and reimbursement of moving expenses in the amount of $1,533. Mr. Grinberg received reimbursement of moving expenses in the amount of $166,360 and an allowance for commuting expenses in the amount of $102,000. There was no other compensation paid to or on behalf of our NEOs during 2013 other than 401(k) matching contributions contained in the Summary Compensation Table, the payment of premiums payable in respect of Mr. Black and Mr. Grinberg’s split-dollar life insurance policies and Company-provided COBRA continuation premiums for group health benefits for Mr. Black pursuant to his transition and consulting letter agreement with the Company.

2014 NEO Compensation Levels

Mr. Vecchione’s annual base salary was increased by 4.2%, effective March 1, 2014, resulting in a 2014 base salary of $860,000. Pursuant to a letter agreement between the Company and Mr. Grinberg, Mr. Grinberg’s annual base salary was increased by 25.7%, effective January 1, 2014, resulting in a 2014 base salary of $550,000. Mr. Syran’s annual base salary was increased by 10%, effective March 1, 2014, resulting in a 2014 base salary of $340,000. Mr. Masih’s annual base salary was increased by 17.9%, effective March 1, 2014, resulting in a 2014 base salary of $340,000. Mr. Call’s annual base salary was increased by 7.9%, effective March 1, 2014, resulting in a 2014 base salary of $300,000.

The annual cash bonus target levels for Mr. Vecchione and Mr. Grinberg remain at 100% of base salary. The annual cash bonus target levels for Mr. Syran and Mr. Masih were increased from 75% of base salary to 100% of base salary. Mr. Call’s annual cash bonus target level was increased from 50% to 75% of base salary.

Mr. Black’s employment with the Company ended on May 31, 2013.

Change-in-Control and Employment Termination Arrangements

We do not have formal employment agreements with our NEOs; however, we provided an employment offer letter to Mr. Vecchione and have entered into “severance protection letter agreements” with our other NEOs. In addition, our equity compensation arrangements provide for accelerated vesting in certain instances. As of December 31, 2013, the terms and conditions relating to our employment termination arrangements (whether or not in connection with a change in control) were as follows:

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Mr. Vecchione’s unvested equity compensation grants will vest on death or a termination due to disability. Under Mr. Vecchione’s employment offer letter, if he is terminated by the Company without Cause (which is defined in the severance protection letter agreement) or he terminates his employment for Good Reason (which is also defined in the severance protection letter agreement), he will receive two years of continued base salary, plus 200% of the last three-year average bonus payments, plus a prorated target bonus for the year of termination, plus two years of continued health benefits. In addition, all of his unvested equity awards will fully vest. Mr. Vecchione’s employment offer letter provides that if any payment or benefit that he receives pursuant to a change in control of the Company or otherwise would be subject to the excise tax under Internal Revenue Code (“IRC”) Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

•

Mr. Grinberg’s unvested equity compensation grants will vest on death or a termination due to disability. In addition, his unvested equity compensation granted prior to January 1, 2012 will immediately vest on a change in control (with or without a termination of employment) and his unvested equity granted on or following January 1, 2012 will vest only if he is terminated following a change in control. Prior to its February 24, 2014 amendment, under Mr. Grinberg’s severance protection letter agreement, if he were terminated by the Company without Cause (which is defined in the severance protection letter agreement) or he terminated his employment for Good Reason (which is also defined in the severance protection letter agreement), he would receive 18 months of continued base salary, plus 100% of his target bonus, plus a prorated target bonus for the year of termination, plus 18 months of continued health benefits. In addition, his severance protection letter agreement provides that if any payment or benefit that he receives pursuant to a change in control of the Company or otherwise would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

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Mr. Syran’s unvested equity compensation grants will vest on death or a termination due to disability. In addition, his unvested equity compensation granted prior to January 1, 2012 will immediately vest on a change in control (with or without a termination of employment) and his unvested equity granted on or following January 1, 2012 will vest only if he is terminated due to or following a change in control. If he is terminated by the Company without Cause (which is defined in the severance protection letter agreement) or he terminates his employment for Good Reason (which is also defined in the severance protection letter agreement), he will receive 12 months of continued base salary, plus a prorated target bonus for the year of termination, plus 12 months of continued health benefits. In addition, the severance protection letter agreement provides that if any payment or benefit that he receives pursuant to a change in control of the Company or otherwise would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

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Mr. Masih’s unvested equity compensation grants will vest on death or a termination due to disability. In addition, his unvested equity compensation granted prior to January 1, 2012 will immediately vest on a change in control (with or without a termination of employment) and unvested equity granted on or following January 1, 2012 will vest only if he is terminated due to or following a change in control. If he is terminated by the Company without Cause (which is defined in the severance protection letter agreement) or he terminates his employment for Good Reason (which is also defined in the severance protection letter agreement), he will receive 12 months of continued base salary, plus a prorated target bonus for the year of termination, plus 12 months of continued health benefits. In addition, the severance protection letter agreement provides that if any payment or benefit that he receives pursuant to a change in control of the Company or otherwise would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

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Mr. Call’s unvested equity compensation grants will vest on death or a termination due to disability. In addition, his unvested equity compensation granted prior to January 1, 2012 will immediately vest on a change in control (with or without a termination of employment) and unvested equity granted on or following January 1, 2012 will vest only if he is terminated due to or following a change in control. If he is terminated by the Company without Cause (which is defined in the severance protection letter agreement) or he terminates his employment for Good Reason (which is also defined in the severance protection letter agreement), he will receive 12 months of continued base salary, plus a prorated target bonus for the year of termination, plus 12 months of continued health benefits. In addition, the severance protection letter agreement provides that if any payment or benefit that he receives pursuant to a change in control of the Company or otherwise would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

The table below shows the dollar amounts that would be payable to our NEOs if there had been a change in control and/or if their employment had been terminated on December 31, 2013 (and using a stock price of $50.26 in all instances) based on the following scenarios:

•	there is a change in control without a termination of employment (“single trigger”);

•	there is a change in control and there is a termination of employment without Cause or for Good Reason (“double trigger”);

•	there is no change in control and there is a termination of employment without Cause or for Good Reason;

•	death; and

•	disability.

In the case of Mr. Grinberg, the amounts below do not reflect the February 24, 2014 amendments to his agreement filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 24, 2014. Mr. Black is not included in the table because he was no longer employed by the Company on December 31, 2013 and his employment did not terminate as a result of any of the triggering events described in the table. The amounts below assume a payout of the PSAs granted in 2013 at target.

Name	Single Trigger Change in Control	Double Trigger Change in Control	Without Cause or for Good Reason	Death	Disability
Kenneth A. Vecchione	—	$11,732,622	$11,732,622	$7,576,494	$7,576,494
Paul Grinberg	$854,667	$5,322,936	$1,555,471	$3,767,465	$3,767,465
James A. Syran	$549,267	$3,005,664	$563,461	$2,442,203	$2,442,203
Ashish Masih	$928,945	$2,847,505	$520,264	$2,327,241	$2,327,241
Gregory L. Call	$251,250	$2,201,665	$439,861	$1,761,804	$1,761,804

NEO Compensation and Employment Arrangements for 2013

In 2013, we made the following changes regarding our NEO compensation and employment arrangements:

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We hired Kenneth A. Vecchione to serve as our new President and CEO. Mr. Vecchione became the Company’s President on April 8, 2013 and became CEO on May 31, 2013. For 2013, his compensation arrangement includes a base salary of $825,000 and a target bonus of 100% of base salary. His 2013 annual bonus was guaranteed to be paid out at least at target. His annual long-term incentive compensation target is 200% of base salary. He was awarded 100,000 RSAs upon joining the Company that vest 20% per year over a five-year period, a portion of which was to make him whole for equity compensation he forfeited upon leaving his former employer. He is also provided with an annual housing allowance of $60,000. If his employment is terminated by the Company without Cause or by him for Good Reason (as such terms are defined in his severance protection letter agreement), he will be paid a severance consisting of 200% of his base salary, plus 200% of his 3-year average paid bonuses, plus a pro rata bonus for the year of termination if performance goals are actually achieved, plus 24 months of Company-provided COBRA continuation premiums for group health benefits. In addition, all of his unvested equity awards will fully vest. Mr. Vecchione has agreed to be subject to a two-year non-competition and non-solicitation agreement.

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Mr. Black and the Company agreed to a transition and consulting agreement where Mr. Black would be paid $3,100,000 over a three-year period and receive Company-provided COBRA continuation premiums for group health benefits. This payment level generally was based on Mr. Black’s existing severance protection letter as well as his new obligations to provide consulting services to the Company over the next three years and to refrain from competing with the Company over the same three-year period.

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Mr. Grinberg’s severance protection letter agreement was amended on January 9, 2013 in order to ensure continuity of his services through 2014. His amended severance protection letter agreement changes the severance amount to which Mr. Grinberg is entitled from 100% to 150% of his then-current salary in the event that his employment is terminated without Cause or he resigns for Good Reason (as such terms are defined in his amended severance protection letter agreement) at any time during the term of the amended severance protection letter agreement. The amended severance protection letter agreement also adds to the definition of “Good Reason” any resignation by Mr. Grinberg from the Company on or after July 1, 2014, so long as he provides the Company with 90 days prior written notice of such resignation. The amended severance protection letter agreement also changes the maximum number of months from 12 to 18 for which the Company will pay Mr. Grinberg’s COBRA continuation premiums for group health benefits. On January 9, 2013, Mr. Grinberg also entered into a letter agreement with the Company pursuant to which the Compensation Committee guaranteed Mr. Grinberg that his 2013 annual bonus will be paid out at least at its target amount. The Company also agreed to cover the relocation costs associated with Mr. Grinberg’s change in residence and to provide Mr. Grinberg with a monthly allowance for commuting expenses of $8,500.

Other NEO Compensation Changes for 2013

In 2013 the Compensation Committee continued to review the Company’s executive compensation practices and made the following changes:

•	have 60% of the annual equity awards beginning in 2013 consist of PSAs or PSUs and 40% consist of RSAs or RSUs; and

•	qualify executive incentive compensation as “performance-based” compensation for purposes of IRC Section 162(m).

NEO Compensation and Employment Changes for 2014

In 2014, we made the following changes regarding our NEO compensation and employment arrangements:

•

On February 24, 2014, the Company entered into certain arrangements with Mr. Grinberg, in order to ensure continuity of service. Specifically, the Company and Mr. Grinberg entered into a letter agreement setting forth certain changes to Mr. Grinberg’s compensation. Under the letter agreement, Mr. Grinberg will be eligible for an annualized base salary of $550,000, effective January 1, 2014. Mr. Grinberg’s annual target cash bonus will remain at 100% of his base salary, and his annual cash bonus with respect to 2013 was calculated based on a target of $500,000. He will remain eligible for annual long-term compensation awards. In addition, the letter agreement provides Mr. Grinberg a special restricted stock award with a grant-date fair market value equal to $1,100,000. The restricted stock will cliff vest on December 31, 2016, provided that if the Company terminates Mr. Grinberg’s employment without “Cause” or if Mr. Grinberg terminates his employment for “Good Reason” (as such terms are defined in the restricted stock agreement) prior to December 31, 2016, the shares will vest 100% on the date of Mr. Grinberg’s termination of employment. The Letter Agreement further provides that if the Company terminates Mr. Grinberg’s employment without “Cause” (as defined in his equity award agreements), any equity awards that would have vested in the 18-month period following termination of Mr. Grinberg’s employment will accelerate and vest on the date of Mr. Grinberg’s termination of employment. Mr. Grinberg will continue to receive a monthly allowance for commuting expenses of $8,500. The letter agreement also amends the definition of “Good Reason” under the severance protection letter agreement dated as of March 11, 2009, and amended on January 9, 2013, so that any resignation by Mr. Grinberg from the Company on or after December 31, 2016 will constitute Good Reason, so long as he provides the Company with 90 days prior written notice of such resignation.

•	The Company increased the compensation levels of our NEOs as described under “2014 NEO Compensation Levels” above.

2013 Compensation Details

Introduction

The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation earned by our NEOs during our 2013 fiscal year. The following discussion and analysis should be read in conjunction with the “2013 Summary Compensation Table” and related tables and narrative that are presented in this proxy statement.

For our 2013 fiscal year, our NEOs were:

•	Kenneth A. Vecchione, President and Chief Executive Officer;

•	Paul Grinberg, Executive Vice President, Chief Financial Officer and Treasurer;

•	James A. Syran, Executive Vice President, New Business Integration;

•	Ashish Masih, Executive Vice President, U.S. Debt Purchasing Operations;

•	Gregory L. Call, Senior Vice President, General Counsel and Corporate Secretary; and

•	J. Brandon Black, former President and Chief Executive Officer.

This CD&A addresses and provides the context behind the numerical and related information contained in the “2013 Summary Compensation Table” and related tables and includes the award of bonuses related to 2013 performance that occurred after the end of our 2013 fiscal year.

Key Developments During 2013

Our compensation policy in 2013 was to maintain our existing compensation programs, but to implement several changes that we felt were necessary based on current market practices. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2013 as approved by the Compensation Committee:

Performance-based compensation awards and payouts. Our executive compensation is linked to the achievement of performance targets or specific strategic objectives. As with past years, through the KCP, the NEOs were eligible to earn cash incentive compensation based upon achievement of specific Adjusted EBITDA targets for 2013 recommended and approved by the Compensation Committee and that are designed to challenge the executive team to high performance. In addition, PSAs were granted to the NEOs for 2013, as further described below.

Compensation Recovery Policy. The Compensation Committee in April 2013 adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the SEC, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.

Stock Ownership Requirements. In December 2013, the Compensation Committee adopted equity ownership requirements to promote substantial equity ownership by the Company’s management and thereby further align their interests with the interests of our stockholders. Under these requirements, each executive is required to own equity equal to a multiple of the executive’s base salary, reflecting each executive’s role and level of responsibility at the Company. The multiple ranges from two-to-four times base salary.

“Say-on-Pay” Advisory Vote on Executive Compensation

At our 2011 annual meeting of stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s NEOs (commonly referred to as a “say-on-pay” vote). Over 99% of the votes cast were in favor of approval of our executive compensation program. We value this endorsement by our stockholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance and refine our pay-for-performance-based executive compensation program.

The Compensation Committee considered the results of the 2011 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed in this CD&A, including the advice of the Compensation Committee’s independent compensation consultant. While these factors affected the Compensation Committee’s decisions regarding NEO compensation, the Compensation Committee did not make any changes to the Company’s executive compensation program and policies explicitly as a result of the 2011 “say-on-pay” advisory vote.

Pending the outcome of the non-binding, advisory vote on Proposal 3 at the 2014 annual meeting of stockholders and the Board’s consideration of the result of that vote, we expect the next “say-on-pay” advisory vote to occur at our 2015 annual meeting of stockholders.

Overview

Our Compensation Philosophy and Purpose. The Compensation Committee is chartered with establishing and reviewing the performance and compensation of our NEOs and other executive officers. Incentive compensation arrangements are the cornerstone of the Compensation Committee’s executive compensation policies. Our compensation philosophy is to establish and maintain base salaries, bonus plans and equity-based compensation plans that will attract and retain qualified executive officers and key employees necessary for our continued successful operation and growth and ensure that management is rewarded appropriately for its contributions to our growth and profitability in alignment with our objectives and stockholder interests.

Ultimately, our compensation philosophy is generally focused on the following:

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Pay for Performance and Experience. Base salaries are commensurate with the executive’s or key employee’s experience and expertise coupled with an assessment of: (i) the executive’s contribution to the Company; (ii) the responsibilities and experience of the executive; (iii) the terms of any applicable employment agreements; and (iv) the recommendations of senior management. Incentive compensation is likewise tied to performance and experience.

•

Market Comparison. The Compensation Committee, with the assistance of outside consultants and/or management, periodically reviews market compensation data and other relevant information regarding total direct compensation structures, giving appropriate weight to the data from our market competitors. Our compensation programs must be competitive in order to retain our senior executives.

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Alignment with Stockholder Interests. In general, the payment of our incentive compensation is dependent upon the achievement of targeted corporate operating measures as more specifically described below. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, a portion of our executive compensation consists of stock incentives, including PSAs, RSAs, PSUs, RSUs and/or stock options, so that executives’ interests are further aligned with the interests of our stockholders.

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Retention. We believe that our compensation program should be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. Our equity awards are designed to retain our executives and other key employees, while also accomplishing our other compensation goals and objectives.

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Severance. To provide sufficient assurances to our executives, the Compensation Committee approved severance protection arrangements for each of our current executives, which provide for certain payments if the executive’s employment is terminated without cause or if the executive resigns for good reason.

Role of the Compensation Committee. During 2013, the Compensation Committee consisted of J. Christopher Teets (Chairman), Norman Sorensen, and, until his resignation from the Board on August 23, 2013, Warren S. Wilcox. The Compensation Committee’s primary activity occurs following the close of the fiscal year, when the Compensation Committee: (i) approves grants of PSAs, RSAs, PSUs, RSUs and/or stock options; (ii) determines whether performance targets have been satisfied for performance-based equity granted during previous fiscal years; (iii) approves total compensation levels for our executives for the current fiscal year, including any salary increases and cash bonus levels; and (iv) approves payments under the KCP and any other cash bonuses applicable to our executives for the fiscal year just concluded.

Outside Consultants. The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at the expense of the Company. In 2013, the Compensation Committee engaged

Vedder Price to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of Vedder Price pursuant to SEC rules and determined that Vedder Price is independent and its work for the Compensation Committee does not raise any conflict of interest.

Compensation Committee’s Action in 2013

In 2013, the Compensation Committee took the following actions with respect to our executive compensation programs:

•	Performance shares. Beginning in 2013, 60% of the annual equity awards under our equity compensation program consist of PSAs or PSUs;

•	Section 162(m). Beginning in 2013, we qualify incentive compensation as “performance-based” compensation for purposes of tax deductibility under IRC Section 162(m);

•

Compensation Recovery Policy. In April 2013, the Compensation Committee adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company; and

•

Stock Ownership Requirements. In December 2013, the Compensation Committee adopted equity ownership requirements to promote substantial equity ownership by the Company’s management and thereby further align their interests with the interests of our stockholders. Under these requirements, each executive is required to own equity equal to a multiple of the executive’s base salary. The multiple ranges from two-to-four times base salary.

Other Compensation Committee Action for 2013

The Compensation Committee continued its review of the Company’s executive compensation programs during 2013, specifically reviewing the following:

•	deferred compensation/split-dollar arrangements for our NEOs; and

•	executive termination arrangements (both for change-in-control and non-change-in-control circumstances).

Executive Compensation Comparisons

The Compensation Committee annually takes into consideration evolving market practices to ensure that it remains informed of current practices when making compensation decisions. In 2011, the Compensation Committee engaged Vedder Price to extract, compile, assemble and provide to the Compensation Committee a large volume of executive compensation data for comparison purposes.

Vedder Price and the Compensation Committee created the following four “comparison groups”:

•	industry group (companies with annual revenues between $100 million and $5 billion);

•	annual revenue group (companies with annual revenues between $350 million and $410 million);

•	annual net income group (companies with annual net income between $45 million and $55 million); and

•	market capitalization group (companies with market capitalizations between $500 million and $650 million).

A full list of the comparison companies is set forth in Appendices A, B, C and D at the end of our proxy statement filed on April 27, 2012. The Compensation Committee reviewed this compensation data and took the data into account in setting compensation levels for our NEOs for 2013; however, the data in and of itself did not determine these compensation levels. While this comparison is similar to benchmarking, the Compensation Committee considers its review of this data to be a comparison and not a benchmarking. The Compensation Committee asked Vedder Price to update this executive compensation data in 2013 using the following revised criteria.

•	industry group (companies with annual revenues between $100 million and $5 billion);

•	annual revenue group (companies with annual revenues between $500 million and $600 million);

•	annual net income group (companies with annual net income between $70 million and $90 million);

•	market capitalization group (companies with market capitalizations between $1.0 billion and $1.3 billion); and

•	stock price increase group (companies with stock price increases between 60% and 75% during the previous 12 months with annual revenues below $5.0 billion).

Vedder Price prepared draft comparisons based on the above criteria in November 2013; however, the updated data were prepared after the compensation levels for NEOs were set for 2013, and thus the data were not considered by the Compensation Committee in setting the 2013 NEO compensation levels.

In addition, as in the past, the Compensation Committee closely reviewed the executive compensation data at a small group of peer companies. This group had consisted of Asset Acceptance Capital Corp., Asta Funding, Inc., NCO Group, Inc. and Portfolio Recovery Associates, Inc. These companies had been selected because they were close industry peers to the Company and, with the exception of NCO Group, Inc., were all publicly traded companies; however, by 2013, only Portfolio Recovery Associates, Inc. and Asta Funding, Inc. were publicly traded. As in previous years, the Compensation Committee considers the compensation practices of these peer companies that publicly disclose their executive compensation, but the Compensation Committee does not use this peer group data to base, justify or provide a framework for compensation decisions. The Compensation Committee also does not target any element of compensation or total compensation to a specific range within the peer group. Rather, it uses peer group data to obtain a general understanding of current compensation practices and to aim to provide total compensation packages that are competitive with prevailing practices in our industry.

Role of Executives in the Compensation Setting Process

The Compensation Committee generally solicits management’s assistance in determining executive compensation as it deems appropriate. For 2013, the Compensation Committee determined salary levels, bonus and equity awards for the CEO and CFO in collaboration with George Lund, who at the time served as the Company’s Executive Chairman. The Compensation Committee looks to the Human Resources department and its outside advisors for advice regarding the design and implementation of compensation plans, programs and practices. For 2013, representatives from the Human Resources department, as well as the Executive Chairman, often attended portions of Compensation Committee meetings to make presentations regarding, and to discuss management’s viewpoint of, various compensation issues.

Elements of our Compensation Program

Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace. The compensation program for each of our NEOs includes:

•	base salary;

•	annual cash incentive bonus;

•	equity-based compensation incentives;

•	severance protection and/or change-in-control arrangements; and

•	participation in other benefit plans and programs.

While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for our NEO compensation practices apply to the compensation plans for all employees who are eligible for incentive compensation; namely, corporate and individual performance drive incentive compensation.

Processes and Procedures for Considering and Determining Executive Compensation

Base Salary. The first component of our NEO compensation package is base salary. Our philosophy is to pay base salaries that are commensurate with the NEO’s experience and expertise, taking into account competitive market data for NEOs with similar backgrounds, experience and expertise. The factors considered by the Compensation Committee in making its evaluation and determination regarding the appropriateness of base salary include:

•	an assessment of each NEO’s contribution to the Company;

•	the responsibilities and experience of each NEO;

•	competitive market data, individual performance and other relevant information regarding base salary structures;

•	the terms of any applicable employment agreements;

•	the detriment to us should the NEO leave the Company’s employ; and

•	the recommendations of senior management.

The Compensation Committee generally reviews each NEO’s base salary and benefits on an annual basis and from time to time as it deems appropriate.

With respect to its periodic review of salaries for our NEOs and other executives in 2013, the Compensation Committee considered data provided by Vedder Price in 2011, an assessment of corporate performance, as well as individual performance of each NEO. Annual base salaries for 2013 for the NEOs other than Mr. Vecchione were increased by 3% over annual base salaries in 2012. The Compensation Committee believed these increases were consistent with our compensation philosophy and market competitiveness.

We disclose the salary earned in 2013 by our NEOs in the “Salary” column of the “2013 Summary Compensation Table.”

Annual Cash Incentive Bonus. The second component of our NEO compensation package is an annual cash incentive bonus program under our KCP. Pursuant to the terms of the KCP, each NEO’s target bonus is a stated percentage of his base salary; however, our NEOs would not receive a bonus if threshold performance goals are not met. The Compensation Committee does have the authority not to award a bonus or to award a bonus that is less than the specified payout under the KCP. Actual bonuses paid to our NEOs under the KCP are based upon (i) achievement of our corporate performance against pre-established, targeted operating measures and (ii) the Compensation Committee’s discretion to decrease the payout below the earned payout. The Compensation Committee believes that variable bonus opportunities provide higher rewards for higher performers and drive the successful achievement of short-term critical business objectives. Mr. Black did not participate in the KCP for 2013.

Based on the Company’s annual strategic operational and financial objectives for 2013, a Company Adjusted EBITDA target of $175.5 million, 10.0% over actual Adjusted EBITDA achieved in 2012 of $159.5 million, was established as the appropriate operating measure by the Compensation Committee for determining bonus awards to our NEOs under the KCP. Adjusted EBITDA as calculated by us may be adjusted for unusual items at the Compensation Committee’s discretion. Actual Adjusted EBITDA for 2013 was $218.2 million, representing an increase of 36.8% over 2012 actual Adjusted EBITDA of $159.5 million and resulting in a cash bonus payout under the KCP at 173% of target for Mr. Vecchione, at 173% of target for Mr. Grinberg, 131% of target for Mr. Syran, 149% of target for Mr. Masih and 149% of target for Mr. Call. No adjustments were made to the Company’s 2013 Adjusted EBITDA results. See “Executive Summary—2013 Performance and How it Affected NEO Compensation” above for a description of the Adjusted EBITDA metric used to determine payouts under the KCP (which differs from the Adjusted EBITDA metric regularly reported by the Company) as well as a reconciliation of the foregoing Adjusted EBITDA numbers to GAAP net income. Information on the 2013 bonuses awarded to the NEOs can be found in the Summary Compensation Table.

Equity-Based Compensation Incentives. The third component of our NEO compensation package is equity-based compensation incentives, which have traditionally taken the form of non-qualified stock options, RSUs, PSUs and RSAs. The Compensation Committee considers annual grants of stock options, RSUs, PSUs and RSAs to our NEOs and key employees to more closely align the interests of our executive officers and key employees with the long-term interests of the Company and our stockholders and to assist in promoting executive retention. Beginning in 2013, the Compensation Committee determined that 60% of the NEOs annual equity grants should be in the form of PSAs, as described more fully below.

Long-Term Incentive Program. The Compensation Committee implemented a long-term incentive program under the 2005 Stock Incentive Plan (the “2005 Plan”) with the intent of making annual grants of RSUs or RSAs and/or non-qualified stock options to executive officers and other eligible employees. Vesting of each award issued prior to January 1, 2012 accelerates upon death, disability or a change in control and vesting of each award issued on or following January 1, 2012 accelerates upon death, disability or certain terminations following a change in control. The 2005 Plan was replaced in 2013 by the 2013 Incentive Compensation Plan (the “2013 Plan”), which was approved by stockholders on June 5, 2013.

We did not consider issuing RSUs prior to 2005. Historically, stock option grants were given favorable accounting and tax treatment and, given that stock option grants are extremely common in the markets in which we operate, we had no compelling reason to look to other forms of equity compensation until the implementation of Statement of Financial Accounting Standards No. 123 (revised) (now referred to as “FASB ASC Topic 718”) changed the accounting treatment for stock options effective in 2005. Since the implementation of FASB ASC Topic 718, many public companies began issuing RSUs. One advantage to using RSUs is that we can issue fewer shares to achieve the same value when compared to stock option grants, which will be less dilutive to our stockholders. At the same time, grants of RSUs confer potential benefits on the recipient upon vesting regardless of the performance of our stock price. Beginning in 2012, however, the Company began using RSAs instead of RSUs for U.S.-based employees to eliminate any application of IRC Section 409A. RSAs provide the same advantage offered by RSUs, which is that we can issue fewer shares to achieve the same value when compared to stock option grants.

The aggregate value of annual equity awards granted to our executives and other employees is a discretionary amount determined by the Compensation Committee taking into account the dilutive effect to stockholders, market data, historic award data and availability of shares under the 2005 Plan and 2013 Plan. The pool is apportioned at the discretion of the Compensation Committee among our NEOs, executive officers and other employees taking into account individual performance, the individual’s ability to drive Company results, leadership potential and retention. Equity awards for 2012 and prior were generally granted as a mix of stock options and time-based RSUs or RSAs at a 2:1 ratio. Equity awards for our NEOs in 2013 were granted as a mix of performance-based PSAs and time-based RSAs, with 60% of the annual equity awards made in the form of PSAs and 40% in the form of RSAs. Stock options have an exercise price equal to the fair market value on the date of grant and stock options and time-based RSUs and RSAs generally vest over a three-year period.

Equity-Based Compensation Incentives for 2013. The Company strives to make equity-based compensation grants for a particular year during the first quarter following fiscal year end based on an assessment of the NEO’s performance for that fiscal year. The Compensation Committee made grants to our NEOs and other employees of PSAs, RSAs, PSUs and RSUs in April and June of 2013 (with eligible U.S.-based employees generally receiving

PSAs and/or RSAs and eligible non-U.S.-based employees generally receiving PSUs and/or RSUs). The Compensation Committee approved grants of PSAs and RSAs to each of the NEOs other than Mr. Black in the amounts set forth in the 2013 Summary Compensation Table. As in 2012, the Company used RSAs instead of RSUs to eliminate any application of IRC Section 409A. Equity awards for 2013 were granted as a mix of performance-based PSAs and time-based RSAs, with 60% of the annual equity awards made in the form of PSAs and 40% in the form of RSAs. The time-based RSAs granted to NEOs will vest in equal annual increments over a three-year period. The PSAs will vest based on the achievement of annual adjusted earnings per share (“Adjusted EPS”) targets established by the Compensation Committee for 2013, 2014 and 2015 and set forth in the terms of the award agreements. Adjusted EPS excludes non-cash interest and issuance cost amortization relating to our convertible notes, one-time charges and acquisition and integration related expenses, all net of tax, and also excludes shares issuable upon the conversion of the Company’s convertible senior notes due 2017 that are included for accounting purposes but will not be issued due to certain hedge and warrant transactions. The PSAs and PSUs are subject to a 3-year cumulative Adjusted EPS target to provide a “catch-up” opportunity if the Adjusted EPS targets are not achieved in any year. If a certain “minimum” Adjusted EPS goal is achieved each year, then at least 50% of the PSAs and PSUs will vest, and if a certain “maximum” goal is achieved or exceeded each year, then 200% of the PSAs and PSUs will vest. The Adjusted EPS target for 2013 was satisfied at the maximum level, resulting in vesting of the first tranche of the 2013 PSAs and PSUs at 200% of target. This resulted in vested PSAs for the NEOs as follows: 18,116 for Mr. Vecchione, 9,598 for Mr. Grinberg, 5,928 for Mr. Syran, 5,534 for Mr. Masih and 3,812 for Mr. Call.

Recommendations from the Executive Chairman and management were taken into account in determining the size of these equity awards. Management’s recommendations were based on an assessment of the performance of the NEOs during the fiscal year and an assessment of Company performance during the fiscal year and were generally made in accordance with historical equity-based compensation grant practices. The Compensation Committee generally takes management’s recommendations under advisement and makes its own independent determination based upon an assessment of the same factors.

Severance Protection Arrangements. Our NEOs each have separate severance protection arrangements, which are discussed below in the “Potential Payments Upon a Termination or Change in Control” section. The severance protection letter agreements are designed to compensate the executives for playing a significant role in managing our affairs and are intended to provide an important “safety net” that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of a termination or change-in-control transaction. We believe that the provisions of our severance arrangements with the NEOs are consistent with the principal objectives of our compensation programs. We believe that the compensation elements that would be triggered upon termination are consistent with the market in which we operate and at appropriate levels when viewed in relation to the benefits the executives provide us and our stockholders and the overall value of the Company. The executives are subject to certain restrictions in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change in Control” section. We believe imposition of these restrictions serves our best interests and the best interests of our stockholders.

Other Benefits and Programs. Our NEOs are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan and medical, dental, disability and life insurance programs. In addition, certain of our NEOs as well as other key employees were previously eligible to participate in our non-qualified deferred compensation plan; however, as of mid-year 2009, no new deferrals were allowed for 2009 or beyond. The plan permitted deferral of a portion of the participant’s compensation until a specified period of time, and the participants were able to invest the amounts deferred in “reference accounts” that mirror the performance of separate accounts offered by Principal Financial Group. The primary purpose of this plan was to provide an opportunity for additional tax-deferred retirement savings to our executives and key employees whose contributions to our 401(k) plan may be subject to limitation under applicable IRS regulations. More detail related to the operation of our non-qualified deferred compensation plan is provided in the “Non-Qualified Deferred Compensation” section. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination, currently valued at approximately $3,000, once every two years.

We also maintain split-dollar life insurance on certain of our NEOs that is financed by participant contributions to our non-qualified deferred compensation plan. This insurance was maintained for Mr. Black prior to his termination and is maintained for Mr. Grinberg in the current approximate amounts listed in the table below. Pursuant to this program, the Compensation Committee authorized the Company to enter into split-dollar agreements with the participants whereby ten percent of the total benefit payable in the event of death would be payable to the beneficiaries of such participants. The net death benefit for Mr. Black and Mr. Grinberg as of the date of this proxy statement is set forth below:

Net Death Benefit
Paul Grinberg	$7,177,100
J. Brandon Black	$6,903,336

Perquisites. We did not provide material executive perquisites to our NEOs in 2013. Mr. Vecchione received a housing allowance of $45,000 and reimbursement of moving expenses in 2013 in the amount of $1,533. Mr. Grinberg received reimbursement of moving expenses in the amount of $166,360 and reimbursement of commuting expenses in the amount of $102,000.

Tax Considerations

Compliance with Internal Revenue Code Section 162(m). IRC Section 162(m) generally provides that public companies cannot deduct non-performance based compensation paid to the Company’s NEOs, excluding the CFO, in excess of $1 million per year. To the extent feasible, we take IRC Section 162(m) requirements for deductibility into account when structuring executive compensation, and performance awards granted to the applicable NEOs are intended to qualify for the performance-based exception. However, the Compensation Committee believes that the Company must be able to attract, retain and reward the executive leadership necessary to execute our business strategy. Therefore, the Compensation Committee may authorize compensation that may not be deductible if it believes this is in the best interests of the Company and our stockholders.

Other Matters Relating to Executive Compensation

Speculative and Hedging Transactions. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in speculative transactions such as short sales, or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest that could result in unwanted perceptions and negative impact on our stock price. The policy also discourages the purchase of Company securities on margin and contains additional restrictions applicable to insiders, including our executive officers and directors. Insiders are permitted to engage in forward sales, collars or other hedging transactions only with the prior approval of the Board or its Chairman after consultation with a majority of the Board.

Stock Option Grants. Pursuant to our 2013 Incentive Compensation Plan, as amended effective February 20, 2014, our stock option grants are priced at market value on the date of grant (generally the date of Board or Compensation Committee approval). In March 2011, the Compensation Committee adopted a suggested annual timeline for the award of equity grants to employees of the Company and our subsidiaries. Subject to approval by the Compensation Committee, annual equity awards will typically be made to officers and key employees in March of each year to coincide with an open trading window.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all of 2013, the members of the Compensation Committee were Mr. J. Christopher Teets and Mr. Norman Sorenson. Mr. Warren S. Wilcox served as a member of the Compensation Committee until he resigned as a member of the Board on August 23, 2013. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Norman R. Sorensen, Chairman

J. Christopher Teets

H Ronald Weissman (appointed January 1, 2014)

Richard J. Srednicki (appointed February 26, 2014)

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks from the Company’s compensation policies and practices applicable to its employees that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with excessive risk taking arising from our employee compensation policies and practices. The Compensation Committee continuously reviews our compensation policies and practices and believes that they are reasonable, align the interests of our employees with our stockholders and do not contain features that may encourage excessive risk taking by our executive officers. Additionally, we believe that our performance-focused executive compensation policies described in detail in our Compensation Discussion and Analysis discourage inappropriate or excessive risk taking by our executive officers for reasons including, but not limited to, the following:

•

Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate operating measures and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.

•

A portion of our executive compensation consists of stock options, PSAs, RSAs, PSUs and RSUs, which creates a long-term performance focus for our executive officers and discourages excessive or inappropriate emphasis on short-term results.

•

The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.

•

As of April 2013, the Company adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the SEC, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.

2013 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation earned by, or paid to, each of our NEOs for services provided to us and our subsidiaries for the years ended December 31, 2013, 2012 and 2011, provided that information for Messrs. Vecchione, Masih, Syran and Call is presented only for the fiscal year ended December 31, 2013 because those individuals were not executive officers prior to 2013.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total
Kenneth A. Vecchione(5)	2013	$571,154	—		$5,109,963	—	$1,428,677	$46,533	(6)	$7,156,327
President and Chief Executive Officer

Paul Grinberg	2013	$435,102	$107,800	(7)	$1,225,651	—	$758,065	$274,775	(8)	$2,801,393
Executive Vice President,	2012	$400,437	$6,000		$509,910	$597,915	$629,000	$129,412		$2,272,674
Chief Financial Officer	2011	$303,617	$545,000		$579,275	$737,797	—	$4,125		$2,169,814
and Treasurer

James A. Syran	2013	$303,566	—		$757,034	—	$304,181	—		$1,364,781
Executive Vice President, New Business Integration

Ashish Masih	2013	$286,656	—		$706,581	—	$321,815	$4,375		$1,319,427
Executive Vice President, U.S. Debt Purchasing Operations

Gregory L. Call	2013	$276,418	$33,119	(7)	$486,655	—	$206,881	$4,370		$1,007,443
Senior Vice President, General Counsel and Corporate Secretary

J. Brandon Black(9)	2013	$369,531	—		—	—	—	$6,857	(10)	$376,388
Former President and Chief Executive Officer	2012	$565,976	$12,000		$509,910	$597,915	$888,000	$6,574		$2,580,375
	2011	$431,833	$770,000		$579,275	$737,797	—	$4,125		$2,523,030

(1)	Amounts in this column represent the grant date fair value of time-based and performance-based RSA, RSU and PSA awards granted during our 2013, 2012 and 2011 fiscal years, computed in accordance with FASB ASC Topic 718, based on probable outcome for the PSAs. The amounts reported do not correspond to the actual value that may be recognized by our NEOs, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011. Additional information about the awards reflected in this column is set forth in the notes to the 2013 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2013 Year-End table, below.
(2)	Amounts in this column represent the aggregate grant date fair value of stock options granted during our 2012 and 2011 fiscal years, computed in accordance with FASB Topic 718. The amounts reported do not correspond to the actual value that may be recognized by our NEOs, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2013, 2012 and 2011. No stock options were granted in 2013.

(3)	Represents the payouts under the Company’s KCP for 2013 made early in 2014. Payouts under the KCP for 2013 were based on the Company’s Adjusted EBITDA performance relative to pre-established Adjusted EBITDA targets.
(4)	Amounts in this column include matching contributions to our 401(k) plan for Messrs. Grinberg, Masih, Call and Black.
(5)	Mr. Vecchione’s employment with the Company commenced on April 8, 2013. For Mr. Vecchione, the amount shown in the Stock Awards column includes 100,000 sign-on RSAs under the 2005 Plan with a grant date fair value of $2,800,000, a portion of which was to make him whole for equity compensation he forfeited upon leaving his former employer.
(6)	Includes a housing allowance in the amount of $45,000 and $1,533 in moving expenses.
(7)	Includes special recognition bonus payments made early in 2014 to Mr. Grinberg and Mr. Call in addition to the payouts under the Company’s KCP for 2013.
(8)	Includes (a) moving expenses in the amount of $81,301 and the associated tax reimbursement in the amount of $85,059, (b) commuting expenses in the amount of $102,000 and (c) the payment of a premium for a split-dollar life insurance policy on the life of Mr. Grinberg in the amount of $665.
(9)	Mr. Black left his position as President, effective as of April 8, 2013 and his position as Chief Executive Officer, effective as of May 31, 2013, at which time, his employment with the Company ceased.
(10)	Includes Company-provided COBRA continuation premiums for group health benefits in the amount of $1,779 and the payment of premiums for a split-dollar life insurance policy on the life of Mr. Black in the amount of $453.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2013:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Kenneth A. Vecchione	3/25/2013	—	$825,000	$1,650,000
	6/04/2013				13,587	27,175	54,350			$1,649,975
	4/15/2013							100,000	(4)	$2,800,000
	4/15/2013							23,571	(5)	$659,988

Paul Grinberg	3/25/2013	—	$437,750	$875,500
	6/06/2013				7,198	14,395	28,790			$875,456
	6/06/2013							9,597	(6)	$350,195

James A. Syran	3/25/2013	$115,875	$231,750	$463,500
	6/06/2013				4,446	8,891	17,782			$540,721
	6/06/2013							5,928	(6)	$216,313

Ashish Masih	3/25/2013	$108,150	$216,300	$432,600
	6/06/2013				4,150	8,299	16,598			$504,718
	6/06/2013							5,532	(6)	$201,863

Gregory L. Call	3/25/2013	$69,525	$139,050	$278,100
	6/06/2013				2,858	5,716	11,432			$347,628
	6/06/2013							3,810	(6)	$139,027

J. Brandon Black	—	—	—	—	—	—	—	—		—

(1)	Represents the payouts under the Company’s KCP for 2013. Payouts under the KCP for 2013 were based on the Company’s Adjusted EBITDA performance relative to pre-established Adjusted EBITDA targets. The threshold level is 50% and the maximum level is set at 200%. For 2013, the KCP payout for Mr. Vecchione and Mr. Grinberg was guaranteed to be paid out at least target. Payouts under the KCP in early 2014 were as follows: $1,428,667 for Mr. Vecchione; $758,065 for Mr. Grinberg; $304,181 for Mr. Syran; $321,815 for Mr. Masih; and $206,881 for Mr. Call.
(2)	The amounts shown represent shares of our Common Stock in respect of PSAs granted in fiscal year 2013. The threshold level is set at 50% and the maximum level is set at 200%. One-third of the PSAs shown vested in 2014 based on the Company’s Adjusted EPS performance in 2013 relative to pre-established Adjusted EPS targets. The threshold level is 50% and the maximum level is set at 200%. Vested PSA shares in 2014 based on 2013 Adjusted EPS goals were as follows: 18,116 for Mr. Vecchione; 9,598 for Mr. Grinberg; 5,928 for Mr. Syran; 5,534 for Mr. Masih; and 3,812 for Mr. Call. In addition, vesting of each award accelerates upon death, disability or certain terminations following a change in control.
(3)	Amounts in this column represent the grant date fair value of equity awards, computed in accordance with FASB ASC Topic 718, based on probable outcome for the PSAs. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(4)	Represents Mr. Vecchione’s sign-on RSAs under the 2005 Plan. The RSAs were granted on April 15, 2013 and vest in five equal installments on each of April 8, 2014, April 8, 2015, April 8, 2016, April 8, 2017 and April 8, 2018. In addition, vesting of each award accelerates upon death, disability or certain terminations.
(5)	Represents awards of RSAs under the 2005 Plan. The RSAs were granted on April 15, 2013 and vest in three equal installments on each of April 8, 2014, April 8, 2015 and April 8, 2016. In addition, vesting of each award accelerates upon death, disability or certain terminations.
(6)	Represents awards of RSAs under the 2013 Plan. The RSAs granted on June 6, 2013 vest in three equal annual installments on each of March 9, 2014, March 9, 2015 and March 9, 2016. In addition, vesting of each award accelerates upon death, disability or certain terminations following a change in control.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock option awards, RSAs, PSAs and RSU awards that were outstanding and vested or unvested as of December 31, 2013 with respect to our NEOs. Vesting of each award issued prior to January 1, 2012 accelerates upon death, disability or a change in control and, unless otherwise specified, vesting of each award issued on or following January 1, 2012 accelerates upon death, disability or certain terminations following a change in control.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)(2)
Kenneth A Vecchione							100,000	(3)	$5,026,000
							23,571	(4)	$1,184,678
										54,350	$2,731,631
Paul Grinberg	32,999		—		$16.19	11/1/2015
	36,000		—		$17.90	2/25/2020
	36,000	(5)	18,000	(5)	$24.65	3/15/2021
	16,667	(6)	33,333	(6)	$22.17	4/06/2022
							7,833	(7)	$393,687
							15,333	(8)	$770,637
							9,597	(9)	$482,345
										28,790	$1,446,985
James A. Syran	—		10,000	(5)	$24.65	3/15/2021
	5,000	(6)	20,000	(6)	$22.17	4/06/2022
							5,833	(7)	$293,167
							11,666	(8)	$586,333
							5,928	(9)	$297,941
										17,782	$893,723
Ashish Masih	32,000	(10)	8,000	(10)	$13.17	8/20/2019
	6,600		—		$17.90	2/25/2020
	16,667	(5)	8,333	(5)	$24.65	3/15/2021
	4,167	(6)	8,333	(6)	$22.17	4/06/2022
							4,000	(11)	$201,040
							4,333	(7)	$217,777
							9,333	(8)	$469,077
							5,532	(9)	$278,038
										16,598	$834,215
Gregory L. Call	1,167	(6)	3,333	(6)	$22.17	4/06/2022
							1,666	(7)	$83,777
							3,333	(12)	$167,517
							5,333	(8)	$268,037
							13,333	(13)	$670,117
							3,810	(9)	$191,491
										11,432	$574,572
J. Brandon Black	—		—				—			—

(1)	Market value for RSA, RSU and PSA awards was calculated using the closing price of $50.26 per share for our common stock on December 31, 2013.

(2)	Amounts reported represent awards of PSAs intended to qualify as performance-based compensation. In the case of Mr. Vecchione’s awards, the PSAs were granted pursuant to the 2005 Plan on June 4, 2013 and in the case of the other NEOs, the PSAs were granted pursuant to the 2013 Plan on June 6, 2013. The PSAs vest over a three-year period based on the achievement of certain annual and 3-year cumulative Adjusted EPS goals. Amounts reported in this column assume payout at maximum levels. As of February 22, 2014, the following PSAs had been earned by the NEOs: 18,116 for Mr. Vecchione; 9,598 for Mr. Grinberg; 5,928 for Mr. Syran; 5,534 for Mr. Masih; and 3,812 for Mr. Call.
(3)	Amounts reported represent sign-on awards of RSAs granted pursuant to the 2005 Plan on April 15, 2013. The RSA award vests in five equal annual installments on each of April 8, 2014, April 8, 2015, April 8, 2016, April 8, 2017 and April 8, 2018. Vesting accelerates in full upon death, disability or certain terminations.
(4)	Amounts reported represent awards of RSAs granted pursuant to the 2005 Plan on April 15, 2013. The RSA award vests in three equal annual installments on each of April 8, 2014, April 8, 2015, April 8, 2016. Vesting accelerates in full upon death, disability or certain terminations.
(5)	The option vests in three equal annual installments on each of March 9, 2012, March 9, 2013 and March 9, 2014. Vesting accelerates in full upon death, disability or a change in control.
(6)	The option vests in three equal annual installments on each of March 9, 2013, March 9, 2014 and March 9, 2015. Vesting accelerates in full upon death, disability or certain terminations following a change in control.
(7)	Amounts reported represent awards of RSUs granted pursuant to the 2005 Plan on March 15, 2011. The RSU award vests in three equal annual installments on each of March 9, 2012, March 9, 2013 and March 9, 2014. Vesting accelerates in full upon death, disability or a change in control.
(8)	Amounts reported represent awards of RSAs granted pursuant to the 2005 Plan on April 6, 2012. The RSA award vests in three equal annual installments on each of March 9, 2013, March 9, 2014 and March 9, 2015. Vesting accelerates in full upon death, disability or certain terminations following a change in control.
(9)	Amounts reported represent awards of RSAs granted pursuant to the 2013 Plan on June 6, 2013. The RSA award vests in three equal annual installments on each of March 9, 2014, March 9, 2015 and March 9, 2016. Vesting accelerates in full upon death, disability or certain terminations following a change in control.
(10)	The option vests in five equal annual installments on each of August 20, 2010, August 20, 2011, August 20, 2012, August 20, 2013 and August 20, 2014. Vesting accelerates in full upon death, disability or a change in control.
(11)	Amounts reported represent awards of RSUs granted pursuant to the 2005 Plan on August 20, 2009. The RSU award vests in five equal annual installments on each of August 20, 2010, August 20, 2011, August 20, 2012, August 20, 2013 and August 20, 2014. Vesting accelerates in full upon death, disability or a change in control.
(12)	Amounts reported represent awards of RSUs granted pursuant to the 2005 Plan on September 26, 2011. The RSU award vests in three equal annual installments on each of September 26, 2012, September 26, 2013 and September 26, 2014. Vesting accelerates in full upon death, disability or a change in control.
(13)	Amounts reported represent awards of RSAs granted pursuant to the 2005 Plan on September 10, 2012. The RSA award vests in three equal annual installments on each of September 10, 2013, September 10, 2014 and September 10, 2015. Vesting accelerates in full upon death, disability or certain terminations upon a change in control.

2013 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised and RSA, PSA and RSU awards that vested for each of our NEOs during the fiscal year ended December 31, 2013.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting (2)
Kenneth A. Vecchione	—		—	—		—
Paul Grinberg	—		—	24,333	(3)	$756,820
James A. Syran	71,400	(4)	$1,896,690	16,200	(5)	$503,496
Ashish Masih	—		—	14,133		$489,214
Gregory L. Call	—		—	16,000		$629,580
J. Brandon Black	466,830	(6)	$10,305,866	34,445		$1,072,885

(1)	Represents the difference between the exercise price of the option and the market price of the shares, multiplied by the number of shares for which the option was exercised.
(2)	Represents the number of shares acquired on vesting of RSAs, PSAs or RSUs multiplied by the market value of the underlying shares on the vesting date.
(3)	Includes one RSU award granted on August 23, 2007, which vested as to 2,500 shares, representing 25% of the award, on February 13, 2013, with respect to which there is a deferral election in place. Under the terms of the deferral election, deferred shares will not be released to Mr. Grinberg until the earlier of (i) his separation from service to the Company or (ii) a Change in Ownership of the Company, with those terms have the meanings defined under IRC Section 409A.
(4)	Reflects nine same-day-sale transactions by Mr. Syran, six of which were effected pursuant to a 10b5-1 plan entered into by Mr. Syran on September 16, 2013.
(5)	Includes one RSU award granted on February 25, 2010, which vested as to 4,533 shares, representing 33% of the award, on March 9, 2013, with respect to which there is a deferral election in place. Under the terms of the deferral election, deferred shares will not be released to Mr. Syran until the earlier of (i) his separation from service to the Company or (ii) a Change in Ownership of the Company, with those terms having the meanings defined under IRC Section 409A.
(6)	Reflects six same-day-sale transactions by Mr. Black after his retirement from the Company.

2013 NON-QUALIFIED DEFERRED COMPENSATION

The table below includes certain information with respect to amounts deferred by our NEOs pursuant to our non-qualified deferred compensation plan as of the fiscal year ended December 31, 2013.

Name	Executive Contributions in 2013	Company Contributions in 2013 (1)	Aggregate Earnings in 2013 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2013 Year End (3)
Kenneth A. Vecchione	—	—	—	—	—
Paul Grinberg	—	—	—	—	—
James A. Syran	—	—	—	—	—
Ashish Masih	—	—	—	—	—
Gregory L. Call	—	—	—	—	—
J. Brandon Black	—	—	$13,828	$72,888	—

(1)	Historically, Company contributions made on behalf of our NEOs under our non-qualified deferred compensation plan have been reported in the “Summary Compensation Table” under All Other Compensation and quantified in the footnotes to the table. No such contributions were made on behalf of our NEOs in fiscal years 2007 through 2013, and accordingly, no contributions were included in the applicable “Summary Compensation Table.”
(2)	The amounts shown are not reflected in the “2013 Summary Compensation Table.”
(3)	The amounts shown were not previously reported in the “Summary Compensation Table” in previous years.

We previously offered our non-qualified deferred compensation plan to our NEOs as well as other key employees; however, since mid-year 2009, no new deferrals were allowed.

The non-qualified deferred compensation plan permitted deferrals of between 5% to 80% of a participant’s salary and 5% to 100% of a participant’s paid bonus. Amounts deferred were placed in a trust. For 2013, no Company contributions were made. However, we have, in the past, made contributions for certain executives, subject to vesting restrictions. Participants in the plan can direct the investment of their deferred compensation in “reference accounts” that mirror the performance of separate accounts offered by Principal Financial Group. The reference accounts available for investment, and the annualized rates of return realized in each during 2013, are listed below.

Name of Fund	Rate of Return in 2013 (%)	Name of Fund	Rate of Return in 2013(%)
Invesco AIM V.I. International Growth	19.12	Principal Diversified International	18.75
Invesco AIM V.I. Small Cap Equity	37.46	Principal Bond & Mortgage Securities	-0.86
American Century VP Value	31.48	Principal MidCap Blend	33.93
Fidelity VIP Contrafund	30.95	Principal Money Market	0
Fidelity VIP MidCap	35.87	Principal Real Estate Securities	4.10
Fidelity VIP High Income	5.70	Vanguard VIF Balanced	19.88
JP Morgan Small Cap Value I	39.76	Vanguard VIF Equity Index	32.18
JP Morgan Small Cap Core	42.29	Vanguard VIF MidCap Index	34.93
Janus Aspen Enterprise	32.04

Participants in our non-qualified deferred compensation plan can elect to withdraw funds in their accounts in one of the following manners:

•

In-service distribution. Participants can elect for distributions to be made at least five years from the year of deferral. In-service distribution in this case can be made in one lump sum or in annual installments for up to 20 years. Participants can elect to re-defer amounts at least five more years if the election is made at least 12 months prior to distribution, but cannot accelerate the time period over which payments are made.

•

College savings distribution. Participants can elect for annual distributions to be made over a six year period, to begin at least three years following the year of deferral. Participants can elect to re-defer amounts at least five more years if the election is made at least 12 months prior to distribution.

•

Retirement distribution. Participants can elect for distributions to be made upon retirement either at age 55 if the participant has at least three years of service at the Company, or age 65 if less than three years of service. Payments can be made in one lump sum or in annual installments for up to 20 years. Participants can elect to re-defer amounts at least five more years or change their distribution option if the election is made at least 12 months prior to distribution, but cannot accelerate the time period over which payments are made.

If the participant’s employment is terminated prior to the distribution date, subject to compliance with IRC Section 409A and applicable treasury regulations, the vested portion of the participant’s account balance is paid based on the participant’s prior election upon termination. If the participant dies prior to the distribution date and prior to retirement, all funds become immediately vested and are distributed either in one lump sum or in annual installments to named beneficiaries, in accordance with the participant’s election. If the participant dies following retirement while distribution payments are being made, payments continue to be made to named beneficiaries. In addition, participants can withdraw all vested funds or a portion of these funds prior to their elected distribution date in the case of certain hardship situations or permanent disability.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

This section describes the payments that may be made to our NEOs upon separation pursuant to individual agreements, based on certain assumptions or the circumstances described below. We do not have a separate plan offering separation payments other than the payments offered under these individual agreements, as described in more detail below.

Severance Arrangements

We have entered into a severance protection letter agreement with each of the NEOs other than Mr. Vecchione, whose severance arrangement is set forth in his employment offer letter. The terms and conditions of the severance arrangements are substantially the same, except as otherwise described below.

Basic Assumptions.

The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2013 using the base salaries in effect and the share price of our common stock as of that day (both as required by the SEC). Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.

We note that because a change in control did not occur on December 31, 2013, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon a termination or change in control. There can be no assurance that a change in control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination “Without Cause” or Resignation for “Good Reason.”

Pursuant to the terms of Mr. Vecchione’s employment offer letter and the severance protection letter agreements for our other NEOs in effect as of December 31, 2013, if an NEO is terminated without Cause (as defined below) or the executive resigns for Good Reason (as defined below) at any time during the term of his respective agreement, upon execution and delivery of a release and waiver of claims, the executive is entitled to continuation of his then-current salary, less applicable taxes and withholdings, for the following periods immediately following the executive’s date of termination: (i) 24 months in the case of Mr. Vecchione; (ii) 18 months in the case of Mr. Grinberg; and (iii) 12 months in the case of Messrs. Syran, Masih and Call. The executive would receive these payments in accordance with our regular payroll schedule. In addition, if the executive is terminated without Cause or resigns for Good Reason, he will receive bonus payments in the following amounts: (A) for Mr. Vecchione, two times the average of his last three annual bonus payments on the earlier of when bonuses are paid to other employees for the year of his termination or 75 days following the end of such year, plus an additional amount paid at such time equal to the prorated portion of his target bonus for the year of termination up to the date of termination; (B) for Mr. Grinberg, his target annual bonus for the year of his termination on the earlier of when bonuses are paid to other employees or 75 days following the end of such year, plus an additional amount paid at such time equal to the prorated portion of his target bonus for the year of termination up to the date of termination; and (C) for each of Messrs. Syran, Masih and Call, an amount equal to the prorated portion of his target bonus for the year of termination up to the date of termination, paid on the earlier of when bonuses are paid to other employees or 75 days following the end of such year.

The terms of Mr. Vecchione’s employment offer letter and the severance protection letter agreements for our other NEOs include a provision to pay COBRA continuation premiums for group health benefits or other individual health insurance premiums for up to: (i) 24 months for Mr. Vecchione; (ii) 18 months for Mr. Grinberg; and (iii) 12 months for Messrs. Syran, Masih and Call, subject to the executive not obtaining substantially comparable health benefits from a subsequent employer. In addition, Mr. Vecchione’s employment offer letter agreement provides that all of his unvested equity awards will fully vest if he is terminated without Cause or if he resigns for Good Reason. The total amount of payments that would be owed to the NEOs assuming a termination without Cause or resignation for Good Reason on December 31, 2013 are provided in the table below. Mr. Vecchione is eligible to receive the severance payments described herein only if his employment is terminated without Cause or he resigns for Good Reason during the first five years of his employment.

Mr. Grinberg’s severance protection letter agreement was amended on January 9, 2013 in order to ensure continuity of his services through 2014. His amended severance protection letter agreement changes the severance amount to which Mr. Grinberg is entitled from 12 months to 18 months of his then-current salary, less applicable taxes and withholdings, in the event that his employment is terminated without Cause or he resigns for Good Reason at any time during the term of the amended severance protection letter agreement. The amended severance protection letter agreement adds to the definition of “Good Reason” any resignation by Mr. Grinberg from the Company on or after the date specified in the amended severance protection letter agreement, so long as he provides the Company with 90 days prior written notice of such resignation. The amended severance protection letter agreement also changes the maximum number of months from 12 to 18 for which the Company will pay Mr. Grinberg’s COBRA continuation premiums for group health benefits. On January 9, 2013, Mr. Grinberg also entered into a letter agreement with the Company pursuant to which the Compensation Committee guaranteed Mr. Grinberg that his 2013 annual KCP bonus would be paid out at least at its target amount.

Adjustments to Payments and Timing of Payments.

The timing of any payments to the NEOs under their individual agreements are subject to the applicable requirements of IRC Section 409A and the related treasury regulations, and may be delayed as necessary to comply therewith. In addition, all severance payments and benefits payable under the agreements are subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999. Specifically, Mr. Vecchione’s employment offer letter and the severance protection letter agreements for our other NEOs provide that if any payment or benefit received pursuant to a change in control of the Company or otherwise that would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.

Restrictive Covenants. As a condition to receiving the payments under Mr. Vecchione’s employment offer letter and the respective severance protection letter agreements for our other NEOs, the NEOs must agree to a broad release and waiver of claims. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:

•	non-disparagement of the Company;

•	non-solicitation of our employees for one year following termination (two years following termination in the case of Mr. Vecchione);

•	continued cooperation with all outstanding legal and administrative matters or issues; and

•	for Mr. Vecchione only, non-competition for two years following termination.

Definitions. The term “Cause” is generally defined in Mr. Vecchione’s employment offer letter and the severance protection letter agreements for our other NEOs as any one of the following reasons:

•

failure to adhere to any legal written policy applicable to all our employees (in the case of Mr. Call, his substantial failure to adhere to any material legal written policy applicable to all our employees);

•	repeated and consistent failure to substantially perform job duties;

•

actual or attempted appropriation of material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

•	actual or attempted misappropriation of our funds or property;

•	conviction of or guilty or no-contest plea to a felony or an equivalent crime, a crime of moral turpitude or a crime involving possible imprisonment;

•	conduct materially injurious to our reputation or business; or

•	willful misconduct.

The term “Good Reason” is defined as any one of the following reasons:

•	material reduction in the executive’s base compensation;

•	in the case of Mr. Vecchione and Mr. Grinberg, material reduction in target bonus;

•	in the case of Mr. Grinberg, material reduction in his expense reimbursement entitlements;

•	material reduction in the authority, duties or responsibilities of either the executive or the person to whom the executive reports;

•	material reduction in the budget over which the executive retains authority;

•	material change in the location at which the executive provides services for the Company, of more than 35 miles from the executive’s present office location or primary residence, without consent; or

•

as amended by the Company on February 24, 2014, with respect to Mr. Grinberg, any voluntary termination on or following December 31, 2016, upon no less than 90 days prior written notice of such termination to the Company.

The term “Change of Control” is defined as any one of the following:

•

any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);

•	the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;

•

any person or Group (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof) becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or

•

the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.

The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination without Cause or resignation for Good Reason as outlined in Mr. Vecchione’s employment offer letter and the severance protection letter agreements for our other NEOs and described above, assuming the triggering event occurred on December 31, 2013. The amounts shown in the table below do not reflect the amendments made to Mr. Grinberg’s severance protection letter agreement in February 2014. Mr. Black is not included in the table because he was no longer employed by the Company on December 31, 2013 and his employment did not terminate as a result of any of the triggering events described in the table.

Name	Severance Salary Payments (1)	Severance Bonus Payments (2)	COBRA or Individual Insurance Premiums (3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting (4)	Total
Kenneth A. Vecchione	$1,650,000	$2,475,000	$31,128	$7,576,494	$11,732,622
Paul Grinberg	$656,625	$875,500	$23,346	—	$1,555,471
James A. Syran	$309,000	$231,750	$22,711	—	$563,461
Ashish Masih	$288,400	$216,300	$15,564	—	$520,264
Gregory L. Call	$278,100	$139,050	$22,711	—	$439,861

(1)	Amounts in this column represent amounts owed in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)	Severance bonus includes (i) a portion of each NEOs target bonus for the year of termination pro-rated to the date of termination, plus (ii) the following amount: (a) for Mr. Vecchione, because he has no bonus payment history, his target bonus multiplied by 200% and (b) for Mr. Grinberg, 100% of his target annual bonus for the fiscal year ended December 31, 2013.
(3)	Amounts payable for COBRA continuation premiums for group health benefits or individual insurance premiums are based on each executive’s insurance coverage held as of December 31, 2013 and the cost of premiums at that date.
(4)	Fair market value is based on the closing price of $50.26 per share for our common stock on December 31, 2013. Assumes payout of PSAs at target levels.

Change in Control, Death or Disability

Each of the stock options, RSAs and RSUs granted to our NEOs shown in the “2013 Outstanding Equity Awards at Fiscal Year End” table provides for accelerated vesting of unvested shares under the option, PSA, RSA or RSU upon death or disability or certain terminations following a change in control, as defined in the option, PSA, RSA and RSU agreements and our 2005 Plan.

The following table summarizes the fair market value of unvested equity awards held by our NEOs that would accelerate in the event of a change in control (including, with respect to grants issued in 2012 and after, a double trigger change in control), or upon death or disability, assuming a triggering event occurred on December 31, 2013.

Name	Number of Unvested Stock Options	Number of Unvested Time- Based RSAs	Number of Unvested Time- Based RSUs	Number of Unvested PSAs(1)	Total Fair Market Value of Unvested Equity Awards with Accelerated Vesting (1)(2)
Kenneth A. Vecchione	—	123,571	—	27,175	$7,576,494
Paul Grinberg	51,333	24,930	7,833	14,395	$3,767,465
James A. Syran	30,000	17,594	5,833	8,891	$2,442,203
Ashish Masih	24,666	14,865	8,333	8,299	$2,327,241
Gregory L. Call	3,333	22,476	4,999	5,716	$1,761,804

(1)	Assumes a payout of the PSAs granted in 2013 at target.
(2)	Fair market value is based on the closing price of $50.26 per share for our common stock on December 31, 2013.

COMPENSATION OF DIRECTORS

Compensation Arrangements with Directors in 2013

In order to better attract and retain qualified Board members, on December 7, 2011, after reviewing industry-related director compensation data, the Board approved a new director compensation program. The program went into effect on January 1, 2012, but the below compensation, with the exception of initial appointments to the Board, began at the 2012 annual meeting of stockholders. The following describes the compensation arrangement in effect for non-employee directors (“Eligible Directors”) for 2013.

For service on the Board and attendance at meetings of the Board and its committees in 2013, Eligible Directors received the following compensation:

•	$50,000 annual cash retainer (payable semi-annually in advance);

•

$50,000 annual equity award retainer payable in advance (with a grant-date fair market value of $50,000 granted as shares or units of Company common stock, to be granted on the fifth business day following the annual meeting of stockholders); and

•

$10,000 annual cash retainer for service as a member on each of the Nominating, Audit and Compensation Committees and $20,000 annual cash retainer for service as Chairman on each of the Nominating, Audit and Compensation Committees (payable semi-annually in advance).

Compensation Arrangements with Directors Commencing in 2014

In December 2013, the Board, based upon the recommendation of the Board’s Compensation Committee, approved an increase in the annual equity retainer payable to Eligible Directors from $50,000 to $100,000. The increase will be effective for the equity retainer to be granted on the fifth business day following our 2014 annual meeting of stockholders. In addition, on February 20, 2014, the Board, based upon the recommendation of the Compensation Committee, approved (i) a $50,000 annual cash retainer for service as non-executive Chairman of the Board and (ii) a $50,000 annual cash retainer for Eligible Directors of the Company who also serve on the Board of Directors of Cabot Credit Management Limited (“Cabot”), the Company’s U.K.-based subsidiary, to compensate them for the increased time and travel commitments commensurate with that role.

After these changes, the Company’s compensation plan for Eligible Directors is as follows:

•

for service on the Board and attendance at meetings of the Board (i) an annual cash retainer of $50,000 (payable semi-annually in advance) and (ii) an annual equity award retainer with a grant-date value of $100,000 (granted as shares or units of Company common stock, to be granted on the fifth business day following the annual meeting of stockholders);

•	an additional annual cash retainer of $50,000 payable to the non-executive Chairman of the Board (payable semi-annually in advance);

•

an additional annual cash retainer of $20,000 payable to the Chairman of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and $10,000 payable to all other directors serving on each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (in each case payable semi-annually in advance); and

•	an additional annual cash retainer of $50,000 for non-employee directors also serving on Cabot’s Board of Directors (payable semi-annually in advance).

Director compensation is based on annual service to the Company. All equity award grants are fully vested on the date of grant. Eligible Directors are no longer permitted to sell their shares until their service to the Company as a director terminates, other than shares sold to cover applicable tax obligations related to the delivery of shares. Restricted stock units issued by the Company to Mr. Weissman prior to 2012 under a prior compensation program are not so restricted. If the Company declares a dividend, Eligible Directors will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends. In addition, Eligible Directors may no longer elect to have all or a portion of their annual cash retainer paid in equity.

Equity Award for Initial Appointments to the Board

Each Eligible Director who joins the Board is eligible for an initial equity award with a grant-date fair market value of $50,000 (granted as shares of Company common stock or units of Company common stock, to be granted on the fifth business day following the date the Eligible Director becomes a member of the Board).

The following table sets forth the compensation earned by directors that are not also named executive officers for service on our Board during the fiscal year ended December 31, 2013. Ms. Olle and Mr. Srednicki did not receive compensation in 2013 because they were appointed to the Board in 2014.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	All Other Compensation		Total
George Lund	$500,000	—	—	$2,500	(5)	$502,500
Willem Mesdag	$70,000	$49,982	—	—		$119,982
Francis E. Quinlan	$65,000	$49,982	—	—		$114,982
Norman R. Sorensen	$75,000	$49,982	—	—		$124,982
J. Christopher Teets	$75,000	$49,982	—	—		$124,982
H Ronald Weissman	$70,000	$49,982	—	—		$119,982
Warren Wilcox(6)	$35,000	$49,982	—	—		$84,982

(1)	Amounts reported in this column include amounts earned for service on the Board and various committees during 2013 with the exception of Mr. Lund, who was compensated as an employee in his capacity as Executive Chairman during 2013.
(2)	Amounts in this column represent the grant date fair value of 1,340 RSUs granted to each of our non-employee directors on June 12, 2013, computed in accordance with FASB ASC Topic 718. The grant date fair value does not correspond to the actual value that may be recognized by the directors, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	The aggregate number of shares underlying outstanding RSUs at December 31, 2013 was: for Mr. Mesdag, 26,868; for Mr. Quinlan, 4,238; for Mr. Sorenson, 6,415; for Mr. Teets, 27,361; for Mr. Weissman, 15,157; and Mr. Wilcox, 0. In recognition that they serve on our Board as representatives of certain funds, Messrs. Mesdag and Teets may hold their equity awards and the underlying shares as nominees for the funds they represent, as further described under “Security Ownership of Principal Stockholders and Management.”
(4)	No options were granted to non-employee directors in 2013. Mr. Lund held outstanding options to purchase an aggregate of 720,000 shares at December 31, 2013. None of the other directors shown in the table held outstanding options at December 31, 2013.
(5)	Amount reflects matching contributions to our 401(k) plan made on behalf of Mr. Lund in his capacity as an employee during 2013.
(6)	Mr. Wilcox resigned from the Board in August 2013.

NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 2)

Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis, beginning on page 15 of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes the decisions made by the Compensation Committee in 2013 in detail.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2014 annual meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote FOR, in a non-binding vote, the compensation of the Company’s named executive officers.

NON-BINDING VOTE TO APPROVE THE FREQUENCY OF NON-BINDING STOCKHOLDER VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3)

Proposal

Pursuant to the Dodd-Frank Act, Section 14A of the Exchange Act also provides that stockholders must be given the opportunity to vote no less frequently than once every six years, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal No. 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

In 2011, our Board recommended, and our stockholders approved, an advisory vote on executive compensation every three years. In September 2013, at the recommendation of our Compensation Committee, our Board determined that it would be in the best interests of our stockholders to conduct an advisory vote on executive compensation annually. In making this determination, our Board took into consideration current corporate governance trends and emerging best practices. The Board now recommends that you vote for an annual advisory vote on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

Required Vote

This vote is advisory and not binding on the Company or our Board in any way. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends a non-binding vote that a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur “EVERY YEAR.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures

In 2007, the Audit Committee of our Board adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between the Company or a subsidiary of the Company and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which the Company or a subsidiary of the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. In addition, the Audit Committee has determined that transactions with related persons, to the extent such transactions are not deemed material enough by the SEC to be disclosed or are already disclosed in some manner, are not deemed by the Audit Committee to be “related person transactions” under our policy.

Related Person Transactions

We have entered into indemnification agreements with each of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

Pursuant to indemnification agreements with our current and former executive officers and directors and underwriting agreements and registration rights agreements that also provide certain rights to indemnification, we have advanced the legal fees incurred on behalf of Messrs. Black, Lund, Weissman, Mesdag, Teets and certain of our former directors, in the defense of litigation involving a derivative action brought on behalf of a stockholder claiming that some of the Company’s collection practices were improper. During 2013, we and our insurance carrier paid approximately $2,209,045 in such legal fees and costs incurred, including the Company’s costs of defense.

In connection with leaving his position as Chief Executive Officer in 2013, we entered into a consulting relationship with Mr. Black pursuant to a transition and consulting letter agreement dated April 8, 2013. Under the arrangement, Mr. Black is entitled to receive three lump sum payments of $300,000, $1,826,667 and $23,333 during the course of the three-year consulting period as well as 18 monthly payments of $50,000 as compensation for his consulting services.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 14, 2014 by: (i) each director and director nominee; (ii) each Named Executive Officer; (iii) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (iv) all directors and executive officers as a group. Calculations of beneficial ownership are based on 25,681,471 shares of our common stock outstanding on April 14, 2014. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner (1)	No. of Shares Beneficially Owned (2)	Percent of Class (2)
William Blair & Co. (3) 222 W. Adams Chicago, Illinois 60606	2,544,047	9.91%

BlackRock, Inc. (4) 40 East 52nd Street New York, New York 10022	2,109,169	8.21%

FMR LLC (5) 245 Summer Street Boston, Massachusetts 02210	1,984,846	7.73%

The Vanguard Group (6) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,579,975	6.15%

Red Mountain Capital Partners LLC (7) 10100 Santa Monica Blvd., Suite 925 Los Angeles, California 90067	1,358,904	5.29%

EJF Capital LLC (8) 2107 Wilson Blvd., Suite 410 Arlington, Virginia 22201	1,345,423	5.24%

J. Brandon Black	—	*

Gregory L. Call (9)	31,767	*

Paul Grinberg (9) (10)	314,457	1.21%

George Lund (9)	734,663	2.78%

Ashish Masih (9)	108,621	*

Willem Mesdag (7) (10)	1,358,904	5.29%

Laura Newman Olle (10)	1,578	*

Francis E. Quinlan (10)	4,238	*

Norman R. Sorensen (10)	6,415	*

Richard J. Srednicki (10)	1,578	*

James A. Syran (9) (10)	87,072	*

J. Christopher Teets (10)	27,361	*

Name and Address of Beneficial Owner (1)	No. of Shares Beneficially Owned (2)	Percent of Class (2)

Kenneth A. Vecchione	136,833	*

H Ronald Weissman(10)	15,157	*

Current directors and executive officers as a group (13 persons)(9)(10)	2,828,644	10.54%

*	Less than one percent.
(1)	The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 1300, San Diego, California, 92108.
(2)	The numbers and percentages shown include the shares of common stock owned as of April 14, 2014, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 14, 2014, upon the exercise of options or the settlement of RSUs, including vested, deferred issuance RSUs, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)	Information with respect to William Blair & Co. (“William Blair”) is based solely on a Schedule 13G/A filed with the SEC on February 6, 2014 by William Blair.
(4)	Information with respect to BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock. BlackRock has sole voting power with respect to 2,037,144 shares and sole dispositive power with respect to 2,109,169 shares.
(5)	Information with respect to FMR LLC is based solely on a Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC. FMR LLC has sole voting power with respect to 1,978,412 shares and sole dispositive power with respect to 1,984,846 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 6,434 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR, through its control of Fidelity, may be deemed to share voting power over such shares.
(6)	Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 12, 2014 by Vanguard and its affiliates. Vanguard has sole voting power with respect to 35,540 shares and sole dispositive power with respect to 1,545,635 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 34,340 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,200 shares as a result of its serving as investment manager of Australian investment offerings.
(7)

Information with respect to Red Mountain Capital Partners LLC (“RMCP LLC”) is based in part on a Schedule 13D filed with the SEC on April 30, 2013 by RMCP LLC, Red Mountain Capital Partners, LP (“RMP”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Management, Inc. (“RMCM”) and Willem Mesdag. RMCP GP is the general partner of each of RMCP II and RMCP III and thus may be deemed to control each of RMCP II and RMCP III. RMCP GP is the general partner of RMP and thus may be deemed to control RMP. RMCP LLC is the managing member of RMCP GP and thus may be deemed to control RMCP GP and each entity directly or indirectly controlled by RMCP GP. RMCM is the managing member of RMCP LLC and thus may be deemed to control RMCP LLC and each entity directly or indirectly controlled by RMCP LLC. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM and thus may be deemed to control RMCM and each entity directly or indirectly controlled by RMCM. Each of RMP, RMCP GP, RMCP LLC and RMCM disclaim beneficial ownership of any securities held directly by Mr. Mesdag. Mr. Teets is a partner of RMCP LLC and does not control any of these entities. Messrs. Mesdag and Teets were elected as directors of Encore on May 11, 2007. Includes

26,868 fully vested deferred issuance RSUs held by Mr. Mesdag who may hold such equity awards and the underlying shares as a nominee for the funds he represents.
(8)	Information with respect to EJF Capital LLC (“EJF”) is based solely on a Schedule 13G filed with the SEC on March 5, 2014 by EJF, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., EJF Debt Opportunities GP, LLC, EJF Debt Opportunities Master Fund II, LP and EJF Debt Opportunities II GP, LLC. EJF has shared voting and dispositive power with respect to 1,345,423 shares. Each of EJF Debt Opportunities Master Fund, L.P. and EJF Debt Opportunities Master Fund II, LP is the record owner of the shares. EJF Debt Opportunities GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Debt Opportunities Master Fund, L.P. is the record owner. EJF Debt Opportunities II GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund II, LP and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Debt Opportunities Master Fund II, LP is the record owner. EJF Capital LLC is the sole member and manager of each of EJF Debt Opportunities GP, LLC and EJF Debt Opportunities II GP, LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership. EJF Capital LLC also serves as the investment manager of various other managed accounts and may be deemed to share beneficial ownership of the 91,333 shares of Common Stock of which the various other managed accounts are the record owners. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock over which EJF Capital LLC may share beneficial ownership.
(9)	Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of April 14, 2014: for Mr. Lund, 720,000 shares; for Mr. Call, 3,334 shares; for Mr. Grinberg, 123,334 shares; for Mr. Masih, 71,037 shares; for Mr. Syran, 20,000 shares; and for all directors and executive officers as a group, 937,705 shares.
(10)	Includes the following number of fully vested deferred issuance RSUs: for Mr. Mesdag, 26,868; for Ms. Olle, 1,578; for Mr. Quinlan, 4,238; for Mr. Sorensen, 6,415; for Mr. Srednicki, 1,578; for Mr. Teets, 27,361; for Mr. Weissman, 4,238; for Mr. Grinberg, 120,000; for Mr. Syran, 23,600 and for all directors and executive officers as a group, 215,876 shares. For Ms. Olle and Messrs. Mesdag, Quinlan, Sorensen, Srednicki, Teets and Weissman, these RSUs were issued as director compensation for Board service. In recognition that they serve on our Board as representatives of certain funds, we understand that Messrs. Mesdag and Teets may hold their equity awards and the underlying shares as nominees for the funds they represent.

Equity Compensation Plan Information

The following table gives information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,331,627	(1)	$14.84	(2)	2,288,773
Equity compensation plans not approved by security holders	—		—		—

Total	2,331,627	(1)	$14.84	(2)	2,288,773

(1)	Includes (i) 985,735 unvested RSAs, RSUs, PSAs and PSUs, (ii) 212,720 deferred RSUs that are vested but for which the underlying shares are not been issued, and (iii) 1,133,172 outstanding stock options, in each case as of December 31, 2013. Assumes a payout at maximum level with respect to the PSAs and PSUs granted in 2013.
(2)	The calculation of the weighted average exercise price includes only stock options and does not include outstanding RSAs, RSUs, PSAs or PSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. We assist most of our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. During 2013, we inadvertently failed to report in a timely fashion certain shares withheld to cover tax obligations on behalf of George Lund. In addition, we inadvertently under-reported the shares held by James A. Syran on the Form 3 filing we made on his behalf and subsequently amended that filing to correct the oversight. Based solely on a review of the copies of Section 16 reports in our possession and on written representations from reporting persons, we believe that during 2013 all other required reports for our directors, executive officers and persons who beneficially own more than 10% of our Common Stock were filed on a timely basis.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 4)

Proposal

We have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and we are submitting our selection of BDO USA, LLP for ratification by stockholders at the annual meeting. BDO USA, LLP began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.

Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect representatives of BDO USA, LLP to be available telephonically at the annual meeting and they will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding BDO USA, LLP ’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2013.

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by BDO USA, LLP as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2013 and 2012, and fees billed for other services rendered by BDO USA, LLP during those periods (in thousands):

	2013		2012
Audit Fees (1)	$1,376,683	(2)	$707,722
Audit-Related Fees (3)	24,010		14,909
Tax Fees	—		—
All Other Fees	—		—

Total	$1,400,693		$722,681

(1)	Audit fees include fees and related expenses for professional services rendered by our independent accountant for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the SEC and attendance at Audit Committee meetings and the annual stockholder meeting.
(2)	Includes $404,059 in fees and expenses relating to the Company’s operations in the United Kingdom.
(3)	Audit-related fees consist of fees and related expenses for assurance and related services rendered by our independent registered public accounting firm that pertain to fees associated with the audits of our 401(k) plans.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to the Company and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members who are independent directors of the Company, provided that such decisions made to the delegated director are presented to the full Audit Committee during its regularly scheduled meetings.

In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by the Company at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by the Company at the time of engagement to be non-audit services. The Audit Committee or a delegated representative pre-approved 100% of the audit-related services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2013 and 2012.

REPORT OF THE AUDIT COMMITTEE

In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. We currently are composed of four members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing rules of The NASDAQ Stock Market and the rules and regulations of the SEC.

BDO USA, LLP, the Company’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with the Company and its industry and other factors. In performing our oversight function, we have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013 and met with both management and BDO USA, LLP to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also received from, and discussed with, BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees); and (ii) with and without management present, discussed and reviewed the results of BDO USA, LLP’s audit of: (A) the Company’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting. In addition, we have received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with BDO USA, LLP its independence.

Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee:

Francis E. Quinlan, Chairman

Laura Newman Olle (appointed February 26, 2014)

J. Christopher Teets

H Ronald Weissman

STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2015 annual meeting, must be received at our principal executive offices by December 23, 2014 if our 2015 annual meeting is held within 30 days of June 5, 2015. If, however, our 2015 annual meeting is more than 30 days before or after June 5, 2015, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.

Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2015 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 5, 2015 and no later than March 7, 2015, unless, for purposes of a stockholder proposal, the date of the 2015 annual meeting of stockholders is called for a date that is not within 30 days before or after June 5, 2015 (in which event the stockholder must notify us by the tenth day following the day on which the notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2015 annual meeting may exercise discretionary voting power regarding any such proposal.

Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (i) call Encore at (877) 445-4581 or (ii) mail a request to: Encore Capital Group, Inc., 3111 Camino Del Rio North, Suite 1300, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 5, 2014

Our proxy statement and Annual Report on Form 10-K are available at the following website address: http://phx.corporate-ir.net/phoenix.zhtml?c=115920&p=irol-proxy

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

By:

Kenneth A. Vecchione

Chief Executive Officer

April 22, 2014

0

ENCORE CAPITAL GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the notice of annual meeting of Stockholders to be held on June 5, 2014 and the proxy statement and appoints Kenneth A. Vecchione and Paul Grinberg, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of Stockholders of Encore to be held at JW Marriott Essex House New York, 160 Central Park South, New York, New York 10019, on June 5, 2014, at 10:00 a.m. Eastern time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ENCORE CAPITAL GROUP, INC.

June 5, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on June 5, 2014:

The Proxy Statement and the Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=115920&p=irol-proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730403000000001000 0 060514

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” (IN A NON-BINDING VOTE) PROPOSAL 2, “EVERY YEAR” (IN A NON-BINDING VOTE) FOR PROPOSAL 3, AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

NOMINEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

WILLEM MESDAG

LAURA NEWMAN OLLE

FRANCIS E. QUINLAN

NORMAN R. SORENSEN

RICHARD J. SREDNICKI

J. CHRISTOPHER TEETS

KENNETH A. VECCHIONE

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Every Every Every

year 2 years 3 years ABSTAIN

3. NON-BINDING VOTE TO APPROVE THE FREQUENCY OF NON-BINDING STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

FOR AGAINST ABSTAIN

4. RATIFICATION OF SELECTION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the above-listed nominees, FOR (in a non-binding vote) Proposal 2, EVERY YEAR (in a non-binding vote) for Proposal 3, and FOR Proposal 4. This proxy also confers discretionary authority to vote on such other matters as may come before the annual meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at such meeting or at any adjournment or postponement thereof.

Mark here if you plan to attend the Meeting.

Signature of Stockholder Date:

Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.